                                                                     EXHIBIT 2.1


                           FIRST AMENDED AND RESTATED

                      AGREEMENT AND PLAN OF REORGANIZATION

                           DATED AS OF APRIL 27, 1997

                                      AMONG

                              ESS TECHNOLOGY, INC.,

                           EP ACQUISITION CORPORATION

                                       AND

                           PLATFORM TECHNOLOGIES, INC.




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ARTICLE I - THE MERGER.............................................................2

   Section 1.1 Effective Time of the Merger........................................2
   Section 1.2 Closing.............................................................2
   Section 1.3 Effects of the Merger...............................................2
   Section 1.4 Directors and Officers..............................................2

ARTICLE II - CONVERSION OF SECURITIES..............................................3

   Section 2.1 Conversion of Capital Stock.........................................3
   Section 2.2 Escrow Agreement....................................................6
   Section 2.3 Dissenting Shares...................................................6
   Section 2.4 Exchange of Certificates............................................7
   Section 2.5 Distributions with Respect to Unexchanged Shares....................8
   Section 2.6 No Fractional Shares................................................8

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF PLATFORM...........................9

   Section 3.1 Organization of Platform............................................9
   Section 3.2 Platform Capital Structure..........................................9
   Section 3.3 Authority; No Conflict; Required Filings and Consents..............11
   Section 3.4 Financial Statements...............................................12
   Section 3.5 Tax Matters........................................................13
   Section 3.6 Absence of Certain Changes or Events...............................15
   Section 3.7 Title and Related Matters..........................................16
   Section 3.8 Proprietary Rights.................................................17
   Section 3.9 Employee Benefit Plans.............................................19
   Section 3.10 Bank Accounts.....................................................21
   Section 3.11 Contracts.........................................................21
   Section 3.12 Orders, Commitments and Returns...................................23
   Section 3.13 Compliance With Law...............................................23
   Section 3.14 Labor Difficulties; No Discrimination.............................23
   Section 3.15 Trade Regulation..................................................24
   Section 3.16 Insider Transactions..............................................24
   Section 3.17 Employees, Independent Contractors and Consultants................25
   Section 3.18 Insurance.........................................................25
   Section 3.19 Litigation........................................................25
   Section 3.20 Governmental Authorizations and Regulations.......................26
   Section 3.21 Section 341(f)(2).................................................26
   Section 3.22 Subsidiaries......................................................26
   Section 3.23 Compliance with Environmental Requirements........................26

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   Section 3.24 Corporate Documents...............................................27
   Section 3.25 No Brokers........................................................27
   Section 3.26 Customers and Suppliers...........................................27
   Section 3.27 Platform Action...................................................27
   Section 3.28 Offers............................................................28
   Section 3.29 Information Statement.............................................28
   Section 3.30 Inventory.........................................................28
   Section 3.31 Accounts Receivable...............................................28
   Section 3.32 Disclosure........................................................29

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF ESS AND SUB........................29

   Section 4.1 Organization of ESS and Sub........................................29
   Section 4.2 ESS Capital Structure..............................................29
   Section 4.3 Authority; No Conflict; Required Filings and Consents..............30
   Section 4.4 Commission Filings; Financial Statements...........................31
   Section 4.5 Absence of Certain Changes or Events...............................31
   Section 4.6 Compliance with Laws...............................................32
   Section 4.7 Interim Operations of Sub..........................................32
   Section 4.8 Disclosure.........................................................32
   Section 4.9 Information Statement..............................................32

ARTICLE V - PRECLOSING COVENANTS OF PLATFORM......................................32

   Section 5.1 Approval of Platform Shareholders..................................32
   Section 5.2 Advice of Changes..................................................33
   Section 5.3 Operation of Business..............................................33
   Section 5.4 Access to Information..............................................35
   Section 5.5 Satisfaction of Conditions Precedent...............................36
   Section 5.6 Other Negotiations.................................................36
   Section 5.7 Shareholder's Agreement............................................36
   Section 5.8 Amendment to Certain Platform Agreements...........................36

ARTICLE VI - PRECLOSING AND OTHER COVENANTS OF ESS AND SUB........................37

   Section 6.1 Advice of Changes..................................................37
   Section 6.2 Reservation of ESS Common Stock....................................37
   Section 6.3 Satisfaction of Conditions Precedent...............................37
   Section 6.4  Nasdaq National Market Listing....................................37
   Section 6.5 Stock Options......................................................37
   Section 6.6 Registration of Shares Issued in the Merger........................39

ARTICLE VII - OTHER AGREEMENTS....................................................39

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   Section 7.1 Confidentiality....................................................39
   Section 7.2 No Public Announcement.............................................39
   Section 7.3 Regulatory Filings; Consents; Reasonable Efforts...................39
   Section 7.4 Shareholder's Agreements...........................................39
   Section 7.5 Further Assurances.................................................40
   Section 7.6 Escrow Agreement...................................................40
   Section 7.7 FIRPTA.............................................................40
   Section 7.8 Blue Sky Laws......................................................40
   Section 7.9 Information Statement; Other Filings; Board Recommendations........40
   Section 7.9 Tax-Free Reorganization............................................41

ARTICLE VIII - CONDITIONS TO MERGER...............................................41

   Section 8.1 Conditions to Each Party's Obligation to Effect the Merger.........41
   Section 8.2 Additional Conditions to Obligations of ESS and Sub................42
   Section 8.3 Additional Conditions to Obligations of Platform...................44

ARTICLE IX - TERMINATION AND AMENDMENT............................................45

   Section 9.1 Termination........................................................45
   Section 9.2 Effect of Termination..............................................45
   Section 9.3 Fees and Expenses..................................................46

ARTICLE X - ESCROW AND INDEMNIFICATION............................................46

   Section 10.1 Indemnification...................................................46
   Section 10.2 Escrow Fund.......................................................46
   Section 10.3 Damage Threshold..................................................47
   Section 10.4 Escrow Periods....................................................47
   Section 10.5 Claims Upon Escrow Fund...........................................47
   Section 10.6 Valuation.........................................................48
   Section 10.7 Objections to Claims..............................................48
   Section 10.8 Resolution of Conflicts...........................................48
   Section 10.9 Stockholders' Agent...............................................49
   Section 10.10 Actions of the Stockholders' Agent...............................50
   Section 10.11 Claims...........................................................50

ARTICLE XI - MISCELLANEOUS........................................................50

   Section 11.1 Survival of Representations and Covenants.........................50
   Section 11.2 Notices...........................................................51
   Section 11.3 Interpretation....................................................52
   Section 11.4 Counterparts......................................................52

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   Section 11.5 Entire Agreement; No Third Party Beneficiaries....................53
   Section 11.6 Governing Law.....................................................53
   Section 11.7 Assignment........................................................53

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EXHIBITS
--------

EXHIBIT A         -  SHAREHOLDER'S AGREEMENT
EXHIBIT B         -  ESCROW AGREEMENT
EXHIBIT C         -  FIRPTA NOTICE
EXHIBIT D         -  OPINION OF COUNSEL TO PLATFORM
EXHIBIT E         -  FORM OF EMPLOYMENT AGREEMENT
EXHIBIT F         -  FORM OF NONCOMPETITION AGREEMENT
EXHIBIT G         -  OPINION OF COUNSEL TO ESS
EXHIBIT H         -  DECLARATION OF REGISTRATION RIGHTS


            The above-referenced exhibits have been omitted. The Registrant hereby agrees to furnish supplementally a copy of any such omitted exhibit to the Securities and Exchange Commission upon request.

                           FIRST AMENDED AND RESTATED


                      AGREEMENT AND PLAN OF REORGANIZATION


         THIS FIRST AMENDED AND RESTATED AGREEMENT AND PLAN OF REORGANIZATION dated as of April 27, 1997 (this "AGREEMENT"), is entered into by and among ESS Technology, Inc., a California corporation ("ESS"), EP Acquisition Corporation, a California corporation and a wholly-owned subsidiary of ESS ("SUB"), and Platform Technologies, Inc., a California corporation ("PLATFORM"), and amends and restates that certain Agreement and Plan of Reorganization dated as of April 16, 1997 (the "ORIGINAL AGREEMENT") among ESS, Sub and Platform.

                                    RECITALS:

         WHEREAS, the Boards of Directors of ESS, Sub and Platform deem it advisable and in the best interests of each corporation and its respective shareholders of ESS and Platform combine in order to advance the long-term business interests of ESS and Platform;

         WHEREAS, the combination of ESS and Platform shall be effected by the terms of this Agreement through a transaction in which Sub will merge with and into Platform, Platform will become a wholly-owned subsidiary of ESS and the shareholders of Platform will become shareholders of ESS (the "MERGER");

         WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE");

         WHEREAS, for accounting purposes, it is intended that the Merger shall be accounted for as a purchase transaction;

         WHEREAS, the parties entered into the Original Agreement to provide for the Merger, but due to certain changes in the market and other factors and in an effort to better accomplish the objectives of the parties, the parties have agreed to amend and restate the Original Agreement to effect certain changes in the manner in which the Merger is consummated; and

         WHEREAS, concurrently with the execution and delivery of the Original Agreement and as a condition and inducement to ESS' willingness to enter into this Agreement, certain Platform shareholders executed and delivered agreements requiring them to vote in favor of the Merger and concurrently with the execution of this Agreement such voting agreements are being amended and restated.

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties agree as follows:

                                    ARTICLE I

                                   THE MERGER

         Section 1.1 Effective Time of the Merger. Subject to the provisions of this Agreement, an agreement of merger (the "AGREEMENT OF MERGER," in such mutually acceptable form as is required by the relevant provisions of the California Corporations Code ("CALIFORNIA LAW") shall be duly executed and delivered by the parties hereto and thereafter delivered to the Secretary of State of the State of California for filing on the Closing Date (as defined in Section 1.2). The Merger shall become effective upon the filing of the Agreement of Merger with the Secretary of State of the State of California or at such time thereafter as is provided in the Agreement of Merger (the "EFFECTIVE TIME").

         Section 1.2 Closing. The closing of the Merger (the "CLOSING") will take place at 10:00 a.m., P.D.T., on a date to be specified by ESS and Platform, which shall be no later than the second business day after satisfaction or waiver of the latest to occur of the conditions set forth in Article VIII (other than the delivery of the officers' certificates referred to therein) (the "CLOSING DATE"), at the offices of Venture Law Group, A Professional Corporation, 2800 Sand Hill Road, Menlo Park, California unless another date or place is agreed to in writing by ESS and Platform.

         Section 1.3 Effects of the Merger.

                  (a) At the Effective Time (i) the separate existence of Sub shall cease and Sub shall be merged with and into Platform (Sub and Platform are sometimes referred to below as the "CONSTITUENT CORPORATIONS" and Platform following consummation of the Merger is sometimes referred to below as the "SURVIVING CORPORATION"), (ii) the Articles of Incorporation of Sub shall be the Articles of Incorporation of the Surviving Corporation, provided, however, that
Article I of Sub's Articles of Incorporation shall be amended to read as follows; "The name of the corporation is "Platform Technologies, Inc." and (iii) the Bylaws of Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation.

                  (b) At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of California Law. Without limiting the generality of the foregoing, at and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations.

         Section 1.4 Directors and Officers. The directors of Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation, and the officers of Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed.

                                   ARTICLE II

                            CONVERSION OF SECURITIES

         Section 2.1 Conversion of Capital Stock. At the Effective Time, by virtue of the filing of a Certificate of Amendment of (or an additional restatement of) Platform's Restated Articles of Incorporation and of the Merger and without any action on the part of the holder of any shares Series A Preferred Stock, no par value ("SERIES A PREFERRED STOCK"), Series B Preferred Stock, no par value ("SERIES B PREFERRED STOCK"), and Series C Preferred Stock, no par value ("SERIES C PREFERRED STOCK") of Platform (the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock are collectively referred to as "PLATFORM PREFERRED STOCK") and shares of Common Stock, no par value ("PLATFORM COMMON STOCK"), and shares of Class B Common Stock, no par value ("PLATFORM CLASS B COMMON STOCK"), of Platform or capital stock of Sub:

                  (a) Capital Stock of Sub. Each issued and outstanding share of the capital stock of Sub shall be converted into and become one fully paid and nonassessable share of Common Stock, no par value, of the Surviving Corporation.

                  (b) Cancellation of ESS-Owned Stock. All shares of Platform Common Stock, Platform Class B Common Stock or Platform Preferred Stock that are owned by ESS, Sub or any other direct or indirect wholly-owned Subsidiary (as defined below) of ESS shall be canceled and retired and shall cease to exist and no stock of ESS or other consideration shall be delivered in exchange. All shares of Common Stock, no par value, of ESS ("ESS COMMON STOCK") owned by Platform shall remain unaffected by the Merger. As used in this Agreement, the word "SUBSIDIARY" means, with respect to any other party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization or a majority of the profit interests in such other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

         (c) Exchange Ratio.

             (i) Subject to Sections 2.2 and 2.4 and any adjustment required pursuant to Article X, (and other than shares to be canceled in accordance with Section 2.1(b) and any Dissenting Shares as defined in and to the extent provided in Section 2.3) each issued and outstanding share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Platform Common Stock or Platform Class B Common Stock shall be converted into the right to receive a fraction of a fully paid and nonassessable share of ESS Common Stock equal to the Series A Exchange Ratio, Series B Exchange Ratio, Series C Exchange Ratio, Common Exchange Ratio or Class B Common Exchange Ratio, respectively, (as defined in and determined in accordance with the provisions of this Section 2.1(c)). All such shares of Platform

Common Stock, Platform Class B Common Stock or Platform Preferred Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of ESS Common Stock and any cash in lieu of fractional shares of ESS Common Stock to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with
Section 2.6, without interest.

             (ii) The "SERIES A EXCHANGE RATIO" for exchange of the Series A Preferred Stock in the Merger shall be determined by dividing 243,465 by the total number of shares of Series A Preferred Stock outstanding immediately prior to the Effective Time.

             (iii) The "SERIES B EXCHANGE RATIO" for exchange of the Series B Preferred Stock in the Merger shall be determined by dividing 379,525 by the total number of shares of Series B Preferred Stock outstanding immediately prior to the Effective Time.

             (iv) The "SERIES C EXCHANGE RATIO" for exchange of the Series C Preferred Stock (including Series C Preferred Stock issued or issuable upon exercise of the Platform Warrants) shall be determined by dividing 685,076 by the total number of shares of Series C Preferred Stock outstanding (including those issued upon exercise of the Platform Warrants) immediately prior to the Effective Time.

             (v) The "COMMON EXCHANGE RATIO" for exchange of Platform Common Stock (and for shares of Platform Common Stock issuable upon exercise of Platform Options and any other options or warrants to purchase shares of Platform Common Stock (other than the Platform Warrants) and other securities or rights convertible into or exchangeable for Platform Common Stock (other than Platform Preferred Stock)) shall be determined by dividing (A) the sum of (x) 300,000 plus (y) the product of the Total Common Conversion Shares (as defined below) multiplied by the Common Stock Percentage (as defined below), by (B) the Common Stock Outstanding (as defined below). "TOTAL COMMON CONVERSION SHARES" means 931,934 (the number of shares of ESS Common Stock issuable in respect of the outstanding Common Stock, the outstanding Class B Common Stock and upon exercise of outstanding Platform Options, exclusive of 300,000 shares to be allocated to the holders of outstanding Common Stock and outstanding Platform Options exercisable for Common Stock only). The parties anticipate that a total of 994,513 shares of ESS Common Stock will be issued or issuable to the holders of outstanding Common Stock and the Platform Options exercisable for Common Stock.

             (vi) The "CLASS B COMMON EXCHANGE RATIO" for exchange of Platform Class B Common Stock (and for shares of Platform Class B Common Stock issuable upon exercise of any Platform Options and any other options or warrants to purchase shares of Platform Class B Common Stock (other than the Platform Warrants) and other securities or rights convertible into or exchangeable for Platform Class B Common Stock (other than Platform Common Stock and Platform Preferred Stock)) shall be determined by dividing (A) the product of the Total Common Conversion Shares multiplied by the Class B Common Stock Percentage

(as defined below), by (B) the Class B Common Stock Outstanding (as defined below). The parties anticipate that 237,421 shares of ESS Common Stock will be issued or issuable to the holders of outstanding Class B Common Stock and outstanding Platform Options exercisable for Class B Common Stock.

             (vii) If, between the date of this Agreement and the Effective Time, the outstanding shares of ESS Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, split-up, stock dividend or stock combination, then the Exchange Ratio shall be correspondingly adjusted.

             (viii) Notwithstanding the foregoing under no circumstances will the number of shares of ESS Common Stock issued or issuable to holders of Platform Common Stock, Platform Class B Common Stock, Platform Preferred Stock, Platform Warrants, Platform Options and all other securities, rights or obligations exercisable for, convertible into or exchangeable for Platform Common Stock or Platform Class B Common Stock or other equity securities of Platform exceed 2,540,000. If the number of shares of ESS Common Stock issued or issuable pursuant to Sections 2.1(c) (ii), (iii), (iv), (v) and (vi) would exceed 2,540,000 then the number of shares so issued or issuable to each holder shall be appropriately reduced so that the aggregate of such shares of ESS Common Stock so issued or issuable shall equal 2,540,000 (the "AGGREGATE STOCK NUMBER").

             (ix) "COMMON STOCK OUTSTANDING" means the sum of (A) the total number of shares of Platform Common Stock issued and outstanding immediately prior to the Effective Time plus (B) the total number of shares of Platform Common Stock issuable upon exercise of Platform Options (as defined in Section 2.1(d)) outstanding immediately prior to the Effective Time, whether vested or unvested plus (C) the total number of shares of Platform Common Stock issuable upon exercise of all other options or warrants or upon exercise, exchange or conversion of all other securities or other rights outstanding immediately prior to the Effective Time (regardless of whether then exercisable, exchangeable or convertible). "COMMON STOCK PERCENTAGE" means the quotient equal to the Common Stock Outstanding divided by the sum of the Common Stock Outstanding plus the Class B Common Stock Outstanding.

             (x) "CLASS B COMMON STOCK OUTSTANDING" means the sum of (A) the total number of shares of Platform Class B Common Stock issued and outstanding immediately prior to the Effective Time plus (B) the total number of shares of Platform Class B Common Stock issuable upon exercise of Platform Options (as defined in Section 2.1(d)) outstanding immediately prior to the Effective Time, whether vested or unvested, plus (C) the total number of shares of Platform Class B Common Stock issuable upon exercise of all other options or warrants or upon exercise, exchange or conversion of all other securities or other rights outstanding immediately prior to the Effective Time (regardless of whether then exercisable, exchangeable or convertible). "CLASS B COMMON STOCK PERCENTAGE" means the quotient equal to the Class B Common Stock Outstanding divided by the sum of the Common Stock Outstanding plus the Class B Common Stock Outstanding.

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         (d) Platform Stock Options. At the Effective Time, all then outstanding options, whether vested or unvested, ("PLATFORM OPTIONS") to purchase Platform Common Stock or Platform Class B Common Stock issued under Platform's 1995 Stock Option Plan (the "PLATFORM OPTION PLAN") will be assumed by ESS in accordance with Section 6.5.

         Section 2.2 Escrow Agreement. At the Effective Time or such later time as determined in accordance with Section 2.3(b), ESS will deposit in escrow certificates representing that number of shares of ESS Common Stock equal to 10% of the aggregate number of shares of ESS Common Stock to be issued in the Merger and, upon issuance of any shares of ESS Common Stock upon exercise of Platform Options, ESS will deposit in escrow certificates representing that number of shares of ESS Common Stock equal to 10% of such shares so issued upon exercise of Platform Options (or an aggregate of 254,000 shares of ESS Common Stock issued and outstanding or issuable upon exercise of Platform Options). Such shares shall be held in escrow on behalf of the persons who are the holders of Platform Common Stock or Platform Class B Common Stock (including such Common Stock issued upon exercise of Platform Options) and Platform Preferred Stock in the Merger immediately prior to the Effective Time (the "FORMER PLATFORM SHAREHOLDERS"), on a pro rata basis, in accordance with each such Former Platform Shareholders' percentage ownership ("PRO RATA PORTION") of the ESS Common Stock issuable to such Former Platform Shareholders pursuant to the Merger. Such shares (the "ESCROW SHARES") shall be held as security for the Former Platform Shareholders' indemnification obligations under Article X and pursuant to the provisions of an escrow agreement (the "ESCROW AGREEMENT") to be executed pursuant to Section 7.6. Any shares issued or issuable upon exercise of Platform Options after expiration of the Escrow and as to which offset or sale for Damages shall have been required prior to such expiration shall be available for such cancellation, offset or sale for Damages.

         Section 2.3 Dissenting Shares.

                  (a) Notwithstanding any provision of this Agreement to the contrary, any shares of Platform Common Stock, Platform Class B Common Stock or Platform Preferred Stock held by a holder who has exercised such holder's dissenter's rights in accordance with Chapter 13 of California Law, and who, as of the Effective Time, has not effectively withdrawn or lost such dissenter's rights ("DISSENTING SHARES"), shall not be converted into or represent a right to receive ESS Common Stock pursuant to Section 2.1, but the holder of the Dissenting Shares shall only be entitled to such rights as are granted by Chapter 13 of California Law.

                  (b) Notwithstanding the provisions of Section 2.3(a), if any holder of shares of Platform Common Stock, Platform Class B Common Stock or Platform Preferred Stock who demands his dissenter's rights with respect to such shares under Section 2.1 shall effectively withdraw or lose (through failure to perfect or otherwise) his rights to receive payment for the fair market value of such shares under California Law, then, as of the later of Effective Time or the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive ESS Common Stock and payment for fractional shares as provided in Section 2.1(c) and 2.6, without interest, upon surrender of the certificate or certificates representing such shares; provided that if such holder effectively withdraws or loses his right to receive payment for the fair market value of such shares after the Effective Time, then, at such time ESS will deposit in escrow certificates representing such holder's Pro Rata Portion of the Escrow Shares.

                  (c) Platform shall give ESS (i) prompt notice of any written demands for payment with respect to any shares of capital stock of Platform pursuant to Chapter 13 of California Law, withdrawals of such demands, and any other instruments served pursuant to California Law and received by the Platform and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for dissenter's rights under California Law. Platform shall not, except with the prior written consent of ESS, voluntarily make any payment with respect to any demands for dissenter's rights with respect to Platform Common Stock, Platform Class B Common Stock or Platform Preferred Stock or offer to settle or settle any such demands.

         Section 2.4 Exchange of Certificates.

                  (a) From and after the Effective Time, each holder of an outstanding certificate or certificates ("CERTIFICATES") which represented shares of Platform Common Stock, Platform Class B Common Stock or Platform Preferred Stock immediately prior to the Effective Time shall have the right to surrender each Certificate to ESS, and receive in exchange therefor a certificate representing the number of whole shares of ESS Common Stock (other than the Escrow Shares) into which the Platform Common Stock, Platform Class B Common Stock or Platform Preferred Stock evidenced by each of the Certificates so surrendered shall have been converted pursuant to the provisions of Article II of this Agreement. The surrender of Certificates shall be accompanied by duly completed and executed Letters of Transmittal in such form as may be mutually agreed by ESS and Platform. Until surrendered, each outstanding Certificate which prior to the Effective Time represented shares of Platform Common Stock, Platform Class B Common Stock or Platform Preferred Stock shall be deemed for all corporate purposes to evidence ownership of the number of whole shares of ESS Common Stock into which the shares of Platform Common Stock, Platform Class B Common Stock or Platform Preferred Stock have been converted but shall, subject to applicable dissenters rights under California Law and Section 2.3, have no other rights. Subject to dissenters rights under California Law and
Section 2.3 from and after the Effective Time, the holders of shares of Platform Common Stock, Platform Class B Common Stock or Platform Preferred Stock shall cease to have any rights in respect of such shares and their rights shall be solely in respect of the ESS Common Stock into which such shares of Platform Common Stock, Platform Class B Common Stock or Platform Preferred Stock have been converted. From and after the Effective Time, there shall be no further registration of transfers on the records of Platform of shares of Platform Common Stock, Platform Class B Common Stock or Platform Preferred Stock outstanding immediately prior to the Effective Time.

                  (b) If any shares of ESS Common Stock are to be issued in the name of a person other than the person in whose name the Certificate(s) surrendered in exchange therefor is registered, it shall be a condition to the issuance of such shares that (i) the Certificate(s) so surrendered shall be transferable, and shall be properly assigned, endorsed or accompanied by appropriate stock powers, (ii) such transfer shall otherwise be proper and (iii) the person requesting such transfer shall pay ESS, or its exchange agent, any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of ESS that such taxes have been paid or are not required to be paid. Notwithstanding the foregoing, neither ESS or Platform shall be liable to a holder of shares of Platform Common Stock, Platform Class B Common Stock or Platform Preferred Stock for shares of ESS Common Stock issuable to such holder pursuant to the provisions of Article II of the Agreement that are delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

                  (c) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, ESS shall issue in exchange for such lost, stolen or destroyed Certificate the shares of ESS Common Stock issuable in exchange therefor pursuant to the provisions of Article II of the Agreement. The Board of Directors of ESS, may in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to provide to ESS an indemnity agreement against any claim that may be made against ESS with respect to the Certificate alleged to have been lost, stolen or destroyed.

         Section 2.5 Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to ESS Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of ESS Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 3 below until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of ESS Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of ESS Common Stock to which such holder is entitled pursuant to Section 3 below and the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole shares of ESS Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of ESS Common Stock.

         Section 2.6 No Fractional Shares. No certificate or scrip representing fractional shares of ESS Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of ESS. Notwithstanding any other provision of this Agreement each holder of shares of Platform Common Stock, Platform Class B Common Stock or Platform Preferred Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of ESS Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of ESS Common Stock multiplied by the average of the closing sales prices of ESS Common Stock reported in the Wall Street Journal on the basis of information provided by the Nasdaq National Market for each of the 6 trading days ending on April 24, 1997 (the "CLOSING STOCK PRICE").

                                   ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF PLATFORM

         Platform represents and warrants to ESS and Sub that the statements contained in this Article III are true and correct, except as set forth in the disclosure schedule delivered by Platform to ESS on or before the date of this Agreement (the "PLATFORM DISCLOSURE SCHEDULE"). The Platform Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III.

         Section 3.1 Organization of Platform. Platform is a corporation duly organized, validly existing and in good standing under the laws of the State of California, has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified or qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the nature of its business or ownership or leasing of properties makes such qualification or licensing necessary and where the failure to so qualify would result in a material adverse effect on the business, assets (including intangible assets), financial condition or result of operations (a "MATERIAL ADVERSE EFFECT") of Platform. The Platform Disclosure Schedule contains a true and complete listing of the locations of all sales offices, manufacturing facilities, and any other offices or facilities of Platform and a true and complete list of all states in which Platform maintains any employees. The Platform Disclosure Schedule contains a true and complete list of all states in which Platform is duly qualified or licensed to transact business as a foreign corporation.

         Section 3.2 Platform Capital Structure.

                  (a) The authorized capital stock of Platform immediately prior to the Effective Time shall consist of (I) 5,600,000 shares of Common Stock, no par value, (II) 5,775,260 shares of Class B Common Stock, no par value, and
(III) 3,812,500 shares of Preferred Stock, no par value, of which 1,000,000 shares are designated as Series A Preferred Stock, 1,312,500 shares are designated as Series B Preferred Stock and 1,500,000 are designated as Series C Preferred Stock. Immediately prior to the Effective Time, there will be (i) 500,000 shares of Platform Common Stock issued and outstanding, (ii) 500,260 shares of Class B Common Stock issued and outstanding, (iii) 1,000,000 shares of Series A Preferred Stock issued and outstanding, 1,312,500 shares of Series B Preferred Stock issued and outstanding and 1,500,000 shares of Series C Preferred Stock issued and outstanding (including the Warrant Shares (as defined below)) (collectively, the "PLATFORM PREFERRED STOCK"), (iv) warrants the ("PLATFORM WARRANTS") to purchase 500,000 shares of Series C Preferred Stock (the "WARRANT SHARES"), will have been fully exercised for Series C Preferred Stock prior to the Effective Time and will constitute part of such 1,500,000 issued and outstanding shares of Series C Preferred Stock referenced with preceding clause (iii); (v) 2,543,000 shares of Platform Common Stock and 540,000 shares of Platform Class B Common Stock, reserved for future issuance pursuant to Platform Options granted and outstanding under the Platform Option Plan; and (vi) 1,692,000 shares of Platform

Common Stock reserved for issuance upon exercise of options available to be granted in the future under the Platform Option Plan. As of the Effective Time of this Agreement, the issued and outstanding shares of Platform Common Stock, Platform Class B Common Stock and each series of Platform Preferred Stock are held of record by the shareholders of Platform as set forth and identified in the Platform Disclosure Schedule. As of the date of this Agreement, the issued and outstanding Platform Options are held of record by the option holders as set forth and identified in the option holder list provided to ESS or its representatives, which list will be updated as of the Effective Time. The issued and outstanding Platform Warrants are held of record by the warrantholders as set forth and identified in the warrantholder list provided to ESS or its representatives. Immediately prior to the Effective Time, all outstanding shares of Platform Common Stock, Platform Class B Common Stock and Platform Preferred Stock will be validly issued, fully paid and nonassessable. All shares of Platform Common Stock and Platform Preferred Stock subject to issuance as specified above upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. All outstanding shares of Platform Common Stock, Platform Class B Common Stock, Platform Preferred Stock and outstanding Platform Options and Platform Warrants (collectively "PLATFORM SECURITIES") were issued in compliance with applicable federal and state securities laws. Except as set forth in the Platform Disclosure Schedule, there are no obligations, contingent or otherwise, of Platform to repurchase, redeem or otherwise acquire any shares of Platform Common Stock, Platform Class B Common Stock or Platform Preferred Stock or make any Investment (in the form of a loan, capital contribution or otherwise) in any other entity.

                  (b) Except as set forth in this Section 3.2, there are no equity securities of any class or series of Platform, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding. Except as contemplated in Section 3.2(a) above, there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which Platform is a party or by which it is bound obligating Platform to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Platform or obligating Platform to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement. Except as provided in this Agreement or any transaction contemplated thereby to the best knowledge of Platform, there are no voting trusts, proxies or other agreements or understandings with respect to the voting of the shares of capital stock of Platform.

                  (c) All Platform Options have been issued in accordance with the terms of the Platform Option Plan and pursuant to the standard forms of option agreement previously provided to legal counsel for ESS. No option will by its terms require an adjustment in connection with the Merger. Neither the consummation of transactions contemplated by this Agreement or the other Transaction Documents (as defined in Section 3.3(a)) nor any action taken by Platform in connection with such transactions will result in (i) any acceleration of vesting in favor of any optionee under any Platform Option; (ii) any additional benefits for any optionee under any Platform Option; or (iii) the inability of ESS after the Effective Date to exercise any right or benefit held by Platform prior to the Effective Date with respect to any Platform Option assumed by ESS, including, without limitation, the right to repurchase an optionee's unvested shares on termination of such optionee's employment. The assumption by ESS of Platform Options in accordance with Section 6.5 hereunder will not (i) give the optionees additional benefits which they did not have under their options prior to such assumption (after taking into account the existing provisions of the options, such as their respective exercise prices and vesting schedules) and (ii) constitute a breach of the Platform Plan or any agreement entered into pursuant to such plan.

         Section 3.3 Authority; No Conflict; Required Filings and Consents.

                  (a) Platform has all requisite corporate power and authority to enter into this Agreement and all Transaction Documents (as defined in this Section 3.3(a)) to which it is or will become a party and to consummate the transactions contemplated by this Agreement and such Transaction Documents. The execution and delivery of this Agreement and such Transaction Documents and the consummation of the transactions contemplated by this Agreement and such Transaction Documents have been duly authorized by all necessary corporate action on the part of Platform, subject only to the approval of the Merger by Platform's shareholders under the provisions of California Law and Platform's Articles of Incorporation. This Agreement has been and such Transaction Documents have been or will be duly executed and delivered by Platform. This Agreement and each of the Transaction Documents to which Platform is a party constitutes, and each of the Transaction Documents to which Platform will become a party when executed and delivered by Platform will constitute, the valid and binding obligation of Platform, enforceable in accordance with their respective terms. For purposes of this Agreement, "TRANSACTION DOCUMENTS" means all documents or agreements required to be delivered by any party under this Agreement including the Agreement of Merger, the Escrow Agreement the Shareholders Agreements, the Employment Agreements, the Noncompetition Agreements, Declaration of Registration Rights and the Voting Agreement.

                  (b) The execution and delivery by Platform of this Agreement and the Transaction Documents to which it is or will become a party does not and the consummation of the transactions contemplated by this Agreement and the Transaction Documents to which it is or will become a party will not, (i) conflict with, or result in any violation or breach of any provision of the Articles of Incorporation or Bylaws of Platform, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which Platform is a party or by which it or any of its properties or assets may be bound, or (iii) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Platform or any of its properties or assets, except in the case of (ii) and (iii) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which would not have a Material Adverse Effect on Platform.

                  (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("GOVERNMENTAL ENTITY") is required by or with respect to Platform in connection with the execution and delivery of this Agreement or of any other Transaction Document to which it is or will become a party or the consummation of the transactions contemplated by this Agreement or such Transaction Document or the continuation of the business activities of Platform following consummation of the Merger without a Material Adverse Change (as defined in Section 3.6(a)), except for (i) the filing of the Agreement of Merger with the California Secretary of State, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the laws of any foreign country and (iii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not be reasonably likely to have a Material Adverse Effect on Platform.

         Section 3.4 Financial Statements.

                  (a) Platform has delivered to ESS copies of Platform's unaudited balance sheet as of February 28, 1997 (the "MOST RECENT BALANCE SHEET") and statements of operations, shareholders' equity and cash flow for the 8-month period then-ended (the "PLATFORM UNAUDITED FINANCIALS") and the unaudited balance sheets as of June 30, 1995 and 1996 and the related statements of operations, shareholders' equity and cash flows for the period from September 29, 1995 to June 30, 1995 and the fiscal year ended June 30, 1996, respectively (collectively, the "PLATFORM FINANCIAL STATEMENTS").

                  (b) The Platform Financial Statements are complete and in accordance with the books and records of Platform and present fairly in all material respects the financial position, results of operations and cash flows of Platform as of their historical dates and for the periods indicated. The Platform Financial Statements have been prepared in accordance with sound accounting principles applied on a basis consistent with prior periods. Except and to the extent reflected or reserved against in the balance sheets included in the Platform Financial Statements (including the notes thereto), Platform did not have, as of the dates of such balance sheets, any liabilities or obligations (absolute or contingent) of a nature required to be reflected in a balance sheet (or the notes thereto) prepared in accordance with sound accounting principles applied on a basis consistent with prior periods. The reserves, if any, reflected on the Platform Financial Statements are adequate in light of the contingencies with respect to which they are made.

                  (c) Platform has no debt, liability, or obligation of any nature, whether accrued, absolute, contingent, or otherwise, and whether due or to become due, that is not reflected or reserved against in the Most Recent Balance Sheet, except for those that may have been incurred after the date of the Most Recent Balance Sheet or that would not reasonably be required, in accordance with sound accounting principles applied on a basis consistent with prior periods, to be included in a balance sheet or the notes thereto, and except that Platform has not established any reserves with respect to the costs and fees associated with this Agreement and the transactions contemplated hereby. Except as noted in the previous sentence, all debts, liabilities, and obligations incurred after the date of the Most Recent Balance Sheet were incurred in the ordinary course of business, and are usual and normal in amount and not material both individually and in the aggregate.

         Section 3.5 Tax Matters.

                  (a) For purposes of this Section 3.5 and other provisions of this Agreement relating to Taxes, the following definitions shall apply:

                      (i) The term "TAXES" shall mean all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, (A) imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including but not limited to, federal income taxes and state income taxes), payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, ozone depleting chemicals taxes, transfer taxes, workers' compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which are required to be paid, withheld or collected,
(B) any liability for the payment of amounts referred to in (A) as a result of being a member of any affiliated, consolidated, combined or unitary group, or
(C) any liability for amounts referred to in (A) or (B) as a result of any obligations to indemnify another person.

                      (ii) The term "RETURNS" shall mean all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

                  (b) All Returns required to be filed by or on behalf of Platform have been duly filed on a timely basis and such Returns are true, complete and correct. All Taxes shown to be payable on such Returns or on subsequent assessments with respect thereto, and all payments of estimated Taxes required to be made by or on behalf of Platform under Section 6655 of the Code or comparable provisions of state, local or foreign law, have been paid in full on a timely basis or have been accrued on the Financial Statements, and no other Taxes are payable by Platform with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Returns) or with respect to any period prior to the date of this Agreement. Platform has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party. There are no liens on any of the assets of Platform with respect to Taxes, other than liens for Taxes not yet due and payable or for Taxes that Platform is contesting in good faith through appropriate proceedings and for which appropriate reserves have been established on the Platform Financial Statements. Platform has not at any time been (i) a member of an affiliated group of corporations filing consolidated, combined or unitary income or franchise tax returns, or (ii) a member of any partnership or joint venture for a period for which the statue of limitations for any Tax potentially applicable as a result of such membership has not expired.

                  (c) The amount of Platform's liability for unpaid Taxes (whether actual or contingent) for all periods through the date of the Most Recent Balance Sheet does not, in the aggregate, exceed the amount of the current liability accruals for Taxes reflected on the Financial Statements, and the Financial Statements reflect proper accrual in accordance with sound accounting principles applied on a basis consistent with prior periods of all liabilities for Taxes payable after the date of the Most Recent Balance Sheet attributable to transactions and events occurring prior to such date. No liability for Taxes has been incurred (or prior to Closing will be incurred) since such date other than in the ordinary course of business.

                  (d) ESS has been furnished by Platform with true and complete copies of (i) relevant portions of income tax audit reports, statements of deficiencies, closing or other agreements received by or on behalf of Platform relating to Taxes, and (ii) all federal and state income or franchise tax returns and state sales and use tax Returns for or including Platform for all periods since the inception of Platform. Platform does not do business in or derive income from any state other than states for which Returns have been duly filed and furnished to ESS.

                  (e) The Returns of or including Platform have never been audited by a government or taxing authority, nor is any such audit in process, threatened or, to Platform's knowledge, pending (either in writing or verbally, formally or informally). No deficiencies exist or have been asserted (either in writing or verbally, formally or informally), and Platform has not received notice (either in writing or verbally, formally or informally) that it has not filed a Return or paid Taxes required to be filed or paid. Platform is neither a party to any action or proceeding for assessment or collection of Taxes, nor has such event been asserted or threatened (either in writing or verbally, formally or informally) against Platform or any of its assets. No waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of Platform. Platform has disclosed on its federal and state income and franchise tax returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Code Section 6662 or comparable provisions of applicable state tax laws.

                  (f) Platform is not (nor has it ever been) a party to any tax sharing agreement.

                  (g) Platform is not, nor has it been, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, and ESS is not required to withhold tax by reason of Section 1445 of the Code. Platform is not a "consenting corporation" under Section 341(f) of the Code. Platform has not entered into any compensatory agreements with respect to the performance of services which payment thereunder would result in a nondeductible expense to Platform pursuant to Section 280G of the Code or an excise tax to the recipient of such payment pursuant to Section 4999 of the Code. Platform has not agreed to, nor is it required to make any adjustment under Code Section 481(a) by reason of, a change in accounting method. Platform is not, nor has it been, a "reporting corporation" subject to the information reporting and record maintenance requirements of Section 6038A and the regulations thereunder. Platform is in compliance with the terms and conditions of any applicable tax exemptions, agreements or orders of any foreign government to which it may be subject or which it may have claimed, and the transactions contemplated by this Agreement will not have any adverse effect on such compliance.

                  (h) The Platform Disclosure Schedule sets forth accurate and complete information regarding Platform's net operating losses for federal and each applicable state tax purposes. Platform has no net operating losses and credit carryovers or other tax attributes currently subject to limitation under Sections 382, 383, or 384 of the Code.

         Section 3.6 Absence of Certain Changes or Events. Since February 28, 1997 and as permitted by this Agreement, Platform has not:

                  (a) suffered any material adverse change in its business, assets (including intangible assets, financial condition (including, but not limited to cash distributions or material decreases in its net assets) or results of operations or business ("MATERIAL ADVERSE CHANGE").

                  (b) suffered any damage, destruction or loss, whether covered by insurance or not, that has resulted in a Material Adverse Effect on Platform;

                  (c) granted or agreed to make any increase in the compensation payable or to become payable by Platform to its officers or employees, except those occurring in the ordinary course of business;

                  (d) declared, set aside or paid any dividend or made any other distribution on or in respect of the shares of the capital stock of Platform or declared any direct or indirect redemption, retirement, purchase or other acquisition by Platform of such shares, other than repurchases of unvested shares at the original purchase price thereof from employees or consultants upon termination of such employment or consulting relationship;

                  (e) issued any shares of capital stock of Platform or any warrants, rights, options or entered into any commitment relating to the shares of Platform except for the issuance of shares of Platform capital stock pursuant to the exercise of Platform Options and Platform Warrants;

                  (f) made any change in the accounting methods or practices it follows, whether for general financial or tax purposes, or any change in depreciation or amortization policies or rates adopted therein;

                  (g) sold, leased, abandoned or otherwise disposed of any real property or any machinery, equipment or other operating property other than in the ordinary course of business;

                  (h) sold, assigned, transferred, licensed or otherwise disposed of any patent, trademark, trade name, brand name, copyright (or pending application for any patent, trademark or copyright) invention, work of authorship, process, know-how, formula or trade secret or interest thereunder or other intangible asset except in the ordinary course of its business;

                  (i) permitted or allowed any of its property or assets to be subjected to any mortgage, deed of trust, pledge, lien, security interest or other encumbrance of any kind (except those permitted under Section 3.7), other than any purchase money security interests incurred in the ordinary course of business;

                  (j) made any capital expenditure or commitment individually in excess of $35,000 or in the aggregate in excess of $100,000;

                  (k) paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets to, or entered into any agreement or arrangement with any of its Affiliates (as defined in Section 3.16), officers, directors or shareholders or any affiliate or associate of any of the foregoing;

                  (l) made any amendment to or terminated any agreement which, if not so amended or terminated, would be required to be disclosed on the Platform Disclosure Schedule; or

                  (m) agreed to take any action described in this Section 3.6 or outside of its ordinary course of business or which would constitute a breach of any of the representations contained in this Agreement.

         Section 3.7 Title and Related Matters. Platform has good and marketable title to all the properties, interests in properties and assets, real and personal, reflected in the Most Recent Balance Sheet or acquired after the date of the Most Recent Balance Sheet (except properties, interests in properties and assets sold or otherwise disposed of since the date of the Most Recent Balance Sheet in the ordinary course of business), free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except the lien of current taxes not yet due and payable and except for liens which in the aggregate do not secure more than $35,000 in liabilities. The equipment of Platform used in the operation of its business is, taken as a whole, in the reasonable opinion of Platform (i) adequate for the conduct of the business conducted by Platform and (ii) in good operating condition and repair, ordinary wear and tear excepted. To the best knowledge of Platform, all real or personal property leases to which Platform is a party are valid, binding, enforceable and effective in accordance with their respective terms. To the best knowledge of Platform, there is not under any of such leases any existing default or event of default or event which, with notice or lapse of time or both, would constitute a default. The Platform Disclosure Schedule contains a description of all personal property with an individual value in excess of $10,000 or categories of such property (which may be described based upon such categories) in excess of $35,000, or real property leased or owned by Platform, describing its interest in said property. True and correct copies of Platform's material leases have been provided to ESS or its representatives.

         Section 3.8 Proprietary Rights.

                  (a) Platform owns all right, title and interest in and to, or otherwise possesses legally enforceable rights, or, to Platform's knowledge, is licensed to use, all patents, copyrights, technology, software, software tools, know-how, processes, trade secrets, trademarks, service marks, trade names and other proprietary rights used in or necessary for the conduct of Platform's business as conducted to the date of this Agreement, the absence of which would have a Material Adverse Effect on Platform, including, without limitation, the technology and all proprietary rights developed or discovered or used in connection with or contained in all versions and implementation, of any product which has been or is being marketed by Platform or currently is under development by Platform (the "PLATFORM PRODUCTS"), free and clear of all liens, claims and encumbrances (including without limitation distribution rights) (all of which are referred to as "PLATFORM PROPRIETARY Rights"); provided that no representation is made as to the infringement by any Platform Proprietary Right on the patent, trade name, trademark or service mark rights of any third party or parties. The Platform Disclosure Schedule contains an accurate and complete (i) description of all patents, trademarks (with separate listings of registered and unregistered trademarks), trade names, and registered copyrights in or related to the Platform Products or otherwise included in the Platform Proprietary Rights and all applications and registration statements therefor, including the jurisdictions in which each such Platform Proprietary Right has been issued or registered or in which any such application of such issuance and registration has been filed, and (ii) list of all licenses and other agreements with third parties (the "THIRD PARTY LICENSES") relating to any material patents, copyrights, trade secrets, software, inventions, technology, know-how, processes or other proprietary rights that Platform is licensed or otherwise authorized by such third parties to use, market, distribute or incorporate in Platform Products (such patents, copyrights, trade secrets, software, inventions, technology, know-how, processes or other proprietary rights are collectively referred to as the "THIRD PARTY TECHNOLOGY"). All of Platform's patents, copyrights, trademark or trade name registrations related to or in the Platform Products are valid and in full force and effect; and consummation of the transactions contemplated by this Agreement will not alter or impair any such rights. No claims have been asserted against Platform (and Platform is not aware of any claims which are likely to be asserted against Platform or which have been asserted against others relating to Platform Proprietary Rights or Platform Products) by any person challenging Platform's use, possession, manufacture, sale or distribution of Platform Products under any Platform Proprietary Rights (including, without limitation, the Third Party Technology) or challenging or questioning the validity or effectiveness of any material license or agreement relating thereto (including, without limitation, the Third Party Licenses). To Platform's knowledge, there is no valid basis for any claim of the type specified in the immediately preceding sentence which could in any material way relate to or interfere with the continued enhancement and exploitation by Platform of any of the Platform Products. To Platform's knowledge, none of the Platform Products nor the use or exploitation of any Platform Proprietary Rights in its current business infringes on the rights of or constitutes misappropriation of any proprietary information or intangible property right of any third person or entity, including without limitation any patent, trade secret, copyright, trademark or trade name and Platform has not been sued in any suit, action or proceeding which involves a claim of such infringement, misappropriation or unfair competition.

                  (b) Platform has not knowingly granted any third party any right to manufacture, reproduce, distribute, market or exploit any of the Platform Products or any adaptations, translations, or derivative works based on the Platform Products or any portion thereof. Except with respect to the rights of third parties to the Third Party Technology, no third party has any express right to manufacture, reproduce, distribute, market or exploit any works or materials of which any of the Platform Products are a "derivative work" as that term is defined in the United States Copyright Act, Title 17, U.S.C. Section 101.

                  (c) All material designs, drawings, specifications, source code, object code, documentation, flow charts and diagrams incorporating, embodying or reflecting any of the Platform Products at any stage of their development (the "PLATFORM COMPONENTS") were written, developed and created solely and exclusively by employees of Platform without the assistance of any third party or entity or were created by third parties who assigned ownership of their rights to Platform by means of valid and enforceable consultant confidentiality and invention assignment agreements, copies of which have been delivered to ESS. Platform has at all times used commercially reasonable efforts customary in its industry to treat the Platform Proprietary Rights related to Platform Products and Platform Components as containing trade secrets and has not disclosed or otherwise dealt with such items in such a manner as intended or reasonably likely to cause the loss of such trade secrets by release into the public domain.

                  (d) To Platform's knowledge, no employee of Platform is in violation in any material respect of any term of any written employment contract, patent disclosure agreement or any other written contract or agreement relating to the relationship of any such employee with Platform or, to Platform's knowledge, any other party because of the nature of the business conducted by Platform or proposed to be conducted by Platform.

                  (e) Each person presently or previously employed by Platform (including independent contractors, if any) with access authorized by Platform to confidential information has executed a confidentiality and non-disclosure agreement pursuant to the form of agreement previously provided to ESS or its representatives. Such confidentiality and non-disclosure agreements constitute valid and binding obligations of Platform and such person, enforceable in accordance with their respective terms.

                  (f) To Platform's knowledge, no product liability or warranty claims which individually or in the aggregate could exceed the reserves therefor on the Most Recent Balance Sheet have been communicated in writing to or threatened against Platform.

                  (g) To Platform's knowledge, there is no material unauthorized use, disclosure, infringement or misappropriation of any Platform Proprietary Rights, or any Third Party Technology to the extent licensed by or through Platform, by any third party, including any employee or former employee of Platform. Platform has not entered into any agreement to indemnify any other person against any charge of infringement of any Platform Proprietary Rights, other than indemnification provisions contained in purchase orders arising in the ordinary course of business.

                  (h) Platform has taken all steps customary and reasonable in the industry to protect and preserve the confidentiality of all Intellectual Property not otherwise protected by patents, patent applications or copyright ("CONFIDENTIAL INFORMATION"). All use, disclosure or appropriation of Confidential Information owned by Platform by or to a third party has been pursuant to the terms of a written agreement between Platform and such third party. All use, disclosure or appropriation of Confidential Information not owned by Platform has been pursuant to the terms of a written agreement between Platform and the owner of such Confidential Information, or is otherwise lawful.

         Section 3.9 Employee Benefit Plans.

                  (a) The Platform Disclosure Schedule lists, with respect to Platform and any trade or business (whether or not incorporated) which is treated as a single employer with Platform (an "ERISA AFFILIATE") within the meaning of Section 414(b), (c), (m) or (o) of the Code, (i) all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (ii) each loan to a non-officer employee in excess of $10,000, loans to officers and directors and any stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs or arrangements, (iii) all bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements, (iv) other fringe or employee benefit plans, programs or arrangements that apply to senior management of Platform and that do not generally apply to all employees, and (v) any current or former employment or executive compensation or severance agreements, written or otherwise, as to which unsatisfied obligations of Platform of greater than $10,000 remain for the benefit of, or relating to, any present or former employee, consultant or director of Platform as to which (with respect to any of items (i) through (v) above) any potential liability is borne by Platform (together, the "PLATFORM EMPLOYEE PLANS").

                  (b) Platform has made available to ESS a copy of each of the Platform Employee Plans and related plan documents (including trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents, and, to the extent still in its possession, any material employee communications relating thereto) and has, with respect to each Platform Employee Plan which is subject to ERISA reporting requirements, provided copies of any Form 5500 reports filed for the last three plan years. Any Platform Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has applied to the Internal Revenue Service for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination. Platform has also furnished ESS with the most recent Internal Revenue Service determination letter issued with respect to each such Platform Employee Plan, and nothing has occurred since the issuance of each such letter which could reasonably be expected to cause the loss of the tax-qualified status of any Platform Employee Plan subject to Code
Section 401(a).

                  (c) (i) None of the Platform Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person; (ii) there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Platform Employee Plan, which could reasonably be expected to have, in the aggregate, a Material Adverse Effect; (iii) each Platform Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), except as would not have, in the aggregate, a Material Adverse Effect, and Platform and each subsidiary or ERISA Affiliate have performed all material obligations required to be performed by them under, are not in any material respect in default, under or violation of, and have no knowledge of any material default or violation by any other party to, any of the Platform Employee Plans; (iv) neither Platform nor any subsidiary or ERISA Affiliate is subject to any material liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Platform Employee Plans; (v) all material contributions required to be made by Platform or any subsidiary or ERISA Affiliate to any Platform Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Platform Employee Plan for the current plan years; (vi) with respect to each Platform Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 or ERISA has occurred; and (vii) no Platform Employee Plan is covered by, and neither Platform nor any subsidiary or ERISA Affiliate has incurred or expects to incur any liability under Title IV of ERISA or Section 412 of the Code. With respect to each Platform Employee Plan subject to ERISA as either an employee pension plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, Platform has prepared in good faith and timely filed all requisite governmental reports (which were true and correct as of the date filed) and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Platform Employee Plan except as would not give rise, in the aggregate, to a Material Adverse Effect on Platform. No suit, administrative proceeding, action or other litigation has been brought, or to the best knowledge of Platform is threatened, against or with respect to any such Platform Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor. Neither Platform or other ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any "multi-employer plan" as defined in
Section 3(37) of ERISA.

                  (d) With respect to each Platform Employee Plan, Platform and each of its United States subsidiaries have complied with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and the proposed regulations thereunder and (ii) the applicable requirements of the Family Leave Act of 1993 and the regulations thereunder, except to the extent that such failure to comply would not, in the aggregate, have a Material Adverse Effect on Platform.

                  (e) The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of Platform or any other ERISA Affiliate to severance benefits or any other payment (including, without limitation, unemployment compensation, golden parachute or bonus), except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting of any such benefits, or (iii) increase any benefits or the amount of compensation due any such employee or service provider.

                  (f) There has been no amendment to, written interpretation or announcement (whether or not written) by Platform or other ERISA Affiliate relating to, or change in participation or coverage under, any Platform Employee Plan which would materially increase the expense of maintaining such Plan above the level of expense incurred with respect to that Plan for the most recent fiscal year included in Platform's financial statements.

         Section 3.10 Bank Accounts. The Platform Disclosure Schedule sets forth the names and locations of all banks, trusts, companies, savings and loan associations, and other financial institutions at which Platform maintains accounts of any nature and the names of all persons authorized to draw thereon or make withdrawals therefrom.

         Section 3.11 Contracts.

                  (a) Except as set forth on the Platform Disclosure Schedule:

                      (i) Platform has no agreements, contracts or commitments that provide for the sale, licensing or distribution by Platform of any Platform Products or Platform Proprietary Rights in the ordinary course of its business. Without limiting the foregoing, Platform has not granted to any third party (including, without limitation, OEMs and site license customers) any rights to reproduce or manufacture any of the Platform Products, nor has Platform granted to any third party any exclusive rights of any kind with respect to any of the Platform Products, including, without limitation, territorial exclusivity or exclusivity with respect to particular versions, implementations or translations of any of the Platform Products, nor has Platform granted any third party any right to market any of the Platform Products under any private label or "OEM" arrangements pursuant to which Platform is not identified as the source of such goods.

                      (ii) Platform has no Third Party Licenses.

                      (iii) Platform has no agreements, contracts or commitments that call for fixed and/or contingent payments or expenditures by or to Platform of more than $35,000.

                      (iv) Platform has no purchase agreement, contract or commitment that calls for fixed and/or contingent payments by Platform that are in excess of $35,000.

                      (v) Platform has no outstanding sales contract, commitment or proposal (including, without limitation, porting and development projects) that Platform currently expects to result in any loss to Platform (before allocation of overhead and administrative costs) upon completion or performance thereof except for evaluation and promotional units subject to evaluation agreements (including confidentiality restrictions) customary and reasonable in the industry.

                      (vi) Platform has no outstanding agreements, contracts or commitments with officers, employees, agents, consultants, advisors, salesmen, sales representatives, distributors or dealers that are not cancelable by it on notice of not longer than ninety (90) days and without liability, penalty or premium.

                      (vii) Platform has no employment, independent contractor or similar agreement, contract or commitment that is not terminable on no more than ninety (90) days' notice without penalty or liability of any type, including without limitation severance or termination pay.

                      (viii) Platform has no currently effective collective bargaining or union agreements, contracts or commitments.

                      (ix) Platform is not restricted by agreement from competing with any person or from carrying on its business anywhere in the world.

                      (x) Platform is under no liability or obligation, and no such outstanding claim has been made, with respect to the return to Platform of inventory or merchandise in the possession of wholesalers, distributors, retailers, or other customers, except such liabilities, obligations and claims as, in the aggregate, do not exceed $35,000, and which have been adequately accrued for in the Platform Financial Statements.

                      (xi) Platform has not guaranteed any obligations of other persons or made any agreements to acquire or guarantee any obligations of other persons.

                      (xii) Platform has no outstanding loan or advance to any person; nor is it party to any line of credit, standby financing, revolving credit or other similar financing arrangement of any sort which would permit the borrowing by Platform of any sum not reflected in the Most Recent Balance Sheet other than amounts owed to employees for advances made on behalf of Platform.

                      (xiii) Platform has no agreements pursuant to which Platform has agreed to manufacture for or supply to any third party any Platform Products or Platform Components.

         True and correct copies of each document or instrument listed on the Platform Disclosure Schedule pursuant to this Section 3.11(a) (the "MATERIAL CONTRACTS") have been provided to ESS or its representatives.

                  (b) All of the Material Contracts listed on the Platform Disclosure Schedule are valid, binding, in full force and effect, and enforceable by Platform in accordance with their respective terms. No Material Contract contains any material liquidated damages, penalty or similar provision. To the knowledge of Platform, no party to any such Material Contract intends to cancel, withdraw, modify or amend such contract, agreement or arrangement.

                  (c) Platform is not in default under or in breach or violation of, nor, to Platform's knowledge, is there any valid basis for any claim of default by Platform under, or breach or violation by Platform of, any Material Contract which default could adversely affect Platform's ability to derive the benefits provided under that Material Contract. To Platform's knowledge, no other party is in default under or in breach or violation of, nor is there any valid basis for any claim of default by any other party under or any breach or violation by any other party of, any Material Contract.

         Section 3.12 Orders, Commitments and Returns. All accepted and unfilled orders entered into by Platform for the sale, license, or lease or other disposition by Platform of Platform Products, and all material agreements, contracts, or commitments for the purchase of supplies by Platform, were made in the ordinary course of business. To the best knowledge of Platform, no outstanding purchase or outstanding lease commitment of Platform is in excess of the normal, ordinary and usual requirements of its business or was made at any price (on both a per unit and aggregate basis) materially in excess of the current market price at the time made, or contains terms and conditions materially more onerous to Platform than those usual and customary in the industry.

         Section 3.13 Compliance With Law. Platform is in compliance with all applicable laws and regulations where the failure to comply with such laws and regulations would have a Material Adverse Effect on Platform. Neither Platform nor, to Platform's knowledge, any of its employees has directly or indirectly paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, government official or other party in the United States or any other country, that was or is in violation of any federal, state, or local statute or law or of any statute or law of any other country having jurisdiction. Platform has not participated directly or indirectly in any boycotts or other similar practices affecting any of its customers. Platform has complied at all times with any and all applicable federal, state and foreign laws, rules, regulations, proclamations and orders relating to the importation or exportation of its products.

         Section 3.14 Labor Difficulties; No Discrimination.

                  (a) Platform is not engaged in any unfair labor practice and is not in material violation of any applicable laws respecting employment and employment practices, terms and conditions of employment, and wages and hours. There is no unfair labor practice complaint against Platform actually pending or, to the knowledge of Platform, threatened before the National Labor Relations Board. There is no strike, labor dispute, slowdown, or stoppage actually pending or, to the knowledge of Platform, threatened against Platform. To the best knowledge of Platform, no union organizing activities are taking place. No grievance that might have a Material Adverse Effect on Platform or the conduct of its business, nor any arbitration proceeding arising out of or under any collective bargaining agreement is pending and, to the knowledge of Platform, no claims therefor exist. No collective bargaining agreement that is binding on Platform restricts it from relocating or closing any of its operations. Platform has not experienced any material work stoppage or other material labor difficulty.

                  (b) There is and has not been any claim against Platform and received by Platform, or to Platform's knowledge, threatened against Platform, based on actual or alleged race, age, sex, disability or other harassment or discrimination, or similar tortuous conduct, nor to the knowledge of Platform, is there any basis for any such claim.

                  (c) There are no pending claims against Platform or any of its subsidiaries under any workers compensation plan or policy or for long term disability. Neither Platform nor any of its subsidiaries has any material obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder. There are no proceedings pending or, to the knowledge of Platform, threatened, between Platform and any of their respective employees, which proceedings have or could reasonably be expected to have a Material Adverse Effect on Platform.

         Section 3.15 Trade Regulation. Platform has not terminated its relationship with or refused to ship Platform Products to any dealer, distributor, OEM, third party marketing entity or customer which had theretofore paid or been obligated to pay Platform in excess of $35,000 over any consecutive twelve (12) month period. All of the prices charged by Platform in connection with the marketing or sale of any products or services have been in compliance with all applicable laws and regulations. No claims have been communicated or threatened in writing against Platform with respect to wrongful termination of any dealer, distributor or any other marketing entity, discriminatory pricing, price fixing, unfair competition, false advertising, or any other violation of any laws or regulations relating to anti-competitive practices or unfair trade practices of any kind, and to Platform's knowledge, no specific situation, set of facts, or occurrence provides any basis for any such claim.

         Section 3.16 Insider Transactions. To the best knowledge of Platform, no affiliate ("AFFILIATE") as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") of Platform has any interest in any equipment or other property, real or personal, tangible or intangible, including, without limitation, any Platform Proprietary Rights or any creditor, supplier, customer, manufacturer, agent, representative, or distributor of Platform Products; provided, however, that no such Affiliate or other person shall be deemed to have such an interest solely by virtue of the ownership of less than 1% of the outstanding stock or debt securities of any publicly-held company, the stock or debt securities of which are traded on a recognized stock exchange or quoted on the National Association of Securities Dealers Automated Quotation System.

         Section 3.17 Employees, Independent Contractors and Consultants. The Platform Disclosure Schedule lists and describes all currently effective written or, to Platform's knowledge, oral consulting, independent contractor and/or employment agreements and other material agreements concluded with individual employees, independent contractors or consultants to which Platform is a party. True and correct copies of all such written agreements have been provided to ESS or its representatives. All independent contractors have been properly classified as independent contractors for the purposes of federal and applicable state tax laws, laws applicable to employee benefits and other applicable law except as would not give rise, in the aggregate, to a Material Adverse Effect on Platform. All salaries and wages paid by Platform are in compliance in all material respects with applicable federal, state and local laws. Also shown on the Platform Disclosure Schedule are the names and positions of all persons whose annual rate of compensation, including bonuses and other payments of any kind, is in excess of $50,000.

         Section 3.18 Insurance. The Platform Disclosure Schedule contains a list of the principal policies of fire, liability and other forms of insurance held by Platform. To the best knowledge of Platform, Platform has not done anything, either by way of action or inaction, that might invalidate such policies in whole or in part. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and Platform is otherwise in compliance with the terms of such policies and bonds in all material respects. Platform has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

         Section 3.19 Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Platform or any of its subsidiaries, threatened against Platform or any of its properties or any of its officers or directors (in their capacities as such) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Platform. There is no judgment, decree or order against Platform, or, to the knowledge of Platform, any of its respective directors or officers (in their capacities as such), that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on Platform. All litigation to which Platform is a party (or, to the knowledge of Platform, threatened to become a party) is disclosed in the Platform Disclosure Schedule. Notwithstanding anything in this Agreement to the contrary, no disclosure of any action, suit, proceeding, claim, arbitration or investigation, whether active or threatened, arising out of or relating to any claims or assertions made in a letter dated April 14, 1997 from Daniel J. Bergeron to Platform (the "NOTIFICATION LETTER"), shall have the effect of relieving Platform from its obligations to indemnify ESS with respect to the effects of any such action, suit, proceeding, claim, arbitration or investigation pursuant to Article X hereof.

         Section 3.20 Governmental Authorizations and Regulations. Platform has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which Platform currently operates or holds any interest in any of its properties or (ii) that is required for the operation of Platform's business or the holding of any such interest, and all of such authorizations are in full force and effect, except where the failure to obtain or have any such Platform authorizations could not reasonably be expected to have a Material Adverse Effect on Platform. The business of Platform is not being conducted in violation of any law, ordinance or regulation of any governmental entity, except for violations which either singly or in the aggregate do not and will not have a Material Adverse Effect on Platform.

         Section 3.21 Section 341(f)(2). Platform has not, with regard to any property or assets held, acquired or to be acquired by it, at any time, filed a consent to the application of Section 341(f)(2) of the Code nor will any such consent be filed before the Closing.

         Section 3.22 Subsidiaries. Platform has no Subsidiaries. Platform does not own or control (directly or indirectly) any capital stock, bonds or other securities of, and does not have any proprietary interest in, any other corporation, general or limited partnership, firm, association or business organization, entity or enterprise, and Platform does not control (directly or indirectly) the management or policies of any other corporation, partnership, firm, association or business organization, entity or enterprise.

         Section 3.23 Compliance with Environmental Requirements. To the best knowledge of Platform, Platform has obtained all permits, licenses and other authorizations which are required under federal, state and local laws applicable to Platform and relating to pollution or protection of the environment, including laws or provisions relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials, substances, or wastes into air, surface water, groundwater, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials, substances, or wastes or which are intended to assure the safety of employees, workers or other persons except where the failure to obtain the same would not have a Material Adverse Effect on Platform. Platform is in compliance with all terms and conditions of all such permits, licenses and authorizations except where such noncompliance would not have a Material Adverse Effect on Platform. Platform is not aware of, nor has Platform received written notice of, any conditions, circumstances, activities, practices, incidents, or actions which may form the basis of any claim, action, suit, proceeding, hearing, or investigation of, by, against or relating to Platform, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, or hazardous or toxic substance, material or waste, or relating to the safety of employees, workers or other persons.

         Section 3.24 Corporate Documents. Platform has furnished or made available to ESS or its representative for its examination; (a) copies of its Articles of Incorporation and Bylaws, as amended to date; (b) its minute book containing all records required to be set forth of all proceedings, consents, actions, and meetings of the shareholders, the board of directors and any committees thereof; (c) all material permits, orders, and consents issued by any regulatory agency with respect to Platform, or any securities of Platform, and all applications for such permits, orders, and consents; and (d) the stock transfer books of Platform setting forth all transfers of any capital stock. The corporate minute books, stock certificate books, stock registers and other corporate records of Platform are complete and accurate, and the signatures appearing on all documents contained therein are the true signatures of the persons purporting to have signed the same. All actions reflected in such books and records were duly and validly taken in compliance with the laws of the applicable jurisdiction.

         Section 3.25 No Brokers. Neither Platform nor, to Platform's knowledge, any Platform shareholder is obligated for the payment of fees or expenses of any broker or finder in connection with the origin, negotiation or execution of this Agreement or the other Transaction Documents or in connection with any transaction contemplated hereby or thereby.

         Section 3.26 Customers and Suppliers. As of the date hereof, no customer which individually accounted for more than 1% of Platform's gross revenues during the 12 month period preceding the date hereof, and no supplier of Platform, has canceled or otherwise terminated, or made any written threat to Platform to cancel or otherwise terminate its relationship with Platform, or has at any time on or after December 31, 1996 decreased materially its services or supplies to Platform in the case of any such supplier, or its usage of the services or products of Platform in the case of such customer, and to Platform's knowledge, no such supplier or customer intends to cancel or otherwise terminate its relationship with Platform or to decrease materially its services or supplies to Platform or its usage of the services or products of Platform, as the case may be. From and after the date hereof, no customer which individually accounted for more than 5% of Platform's gross revenues during the 12 month period preceding the Closing Date, has canceled or otherwise terminated, or made any written threat to Platform to cancel or otherwise terminate, for any reason, including without limitation the consummation of the transactions contemplated hereby, its relationship with Platform, and to Platform's knowledge, no such customer intends to cancel or otherwise terminate its relationship with Platform or to decrease materially its usage of the services or products of Platform. Platform has not knowingly breached, so as to provide a benefit to Platform that was not intended by the parties, any agreement with, or engaged in any fraudulent conduct with respect to, any customer or supplier or Platform.

         Section 3.27 Platform Action. The Board of Directors of Platform, by unanimous written consent or at a meeting duly called and held, has by the unanimous vote of all directors (i) determined that the Merger is fair and in the best interests of Platform and its shareholders, (ii) approved the Merger and this Agreement in accordance with the provisions of California Law, and
(iii) directed that this Agreement and the Merger be submitted to Platform shareholders for their approval and resolved to recommend that Platform shareholders vote in favor of the approval of this Agreement and the Merger.

         Section 3.28 Offers. Platform has suspended or terminated, and has the legal right to terminate or suspend, all negotiations and discussions of Acquisition Transactions (as defined in Section 5.6) with parties other than ESS.

         Section 3.29 Information Statement. The information to be supplied by Platform for inclusion in the information statement to be sent to the shareholders of Platform in connection with the meeting of Platform shareholders to consider the Merger (the "PLATFORM SHAREHOLDERS MEETING") or in connection with any written consent of shareholders of Platform (such information statement as amended or supplemented is referred to herein as the "INFORMATION STATEMENT") shall not, on the date the Information Statement is first mailed to Platform shareholders, at the time of the Platform Shareholders Meeting, or written consent of shareholders and at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Platform Shareholders Meeting which has become false or misleading. If at any time prior to the Effective Time any event of information should be discovered by Platform which should be set forth in an amendment to the Information Statement or a supplement to the Proxy Statement, Platform shall promptly inform ESS and Sub. Notwithstanding the foregoing, Platform makes no representation, warranty or covenant with respect to any information supplied by ESS or Sub which is contained in any of the foregoing documents.

         Section 3.30 Inventory. The inventories shown on the Platform Financial Statements or thereafter acquired by Platform, consisted of items of a quantity and quality usable or salable in the ordinary course of business. Since December 31, 1996, Platform has continued to replenish inventories in a normal and customary manner consistent with past practices. Platform has not received written or oral notice that it will experience in the foreseeable future any difficulty in obtaining, in the desired quantity and quality and at a reasonable price and upon reasonable terms and conditions, the raw materials, supplies or component products required for the manufacture, assembly or production of its products. The values at which inventories are carried reflect the inventory valuation policy of Platform, which is consistent with its past practice and in accordance with generally accepted accounting principles applied on a consistent basis. Since December 31, 1996, due provision was made on the books of Platform in the ordinary course of business consistent with past practices to provide for all slow-moving, obsolete, or unusable inventories to their estimated useful scrap values and such inventory reserves are adequate to provide for such slow-moving, obsolete or unusable inventory and inventory shrinkage.

         Section 3.31 Accounts Receivable. Subject to any reserves set forth in the Financial Statements, the accounts receivable shown on the Financial Statements represent and will represent bona fide claims against debtors for sales and other charges, and are not subject to discount except for normal cash and immaterial trade discounts. The amount carried for doubtful accounts and allowances disclosed in the Financial Statements is sufficient to provide for any losses which may be sustained on realization of the receivables.

         Section 3.32 Disclosure. No statements by Platform contained in this Agreement, its exhibits and schedules nor in any of the certificates or documents, including any of the Transaction Documents, delivered or required to be delivered by Platform to ESS or Sub under this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. Platform has disclosed to ESS all material information of which it is aware relating specifically to the operations and business of Platform as of the date of this Agreement or the transactions contemplated by this Agreement.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF ESS AND SUB

         ESS and Sub represent and warrant to Platform that, except as disclosed in a filing with the Commission or a document of even date herewith and delivered by ESS to Platform prior to the execution and delivery of this Agreement the statements contained in this Article IV are true and correct.

         Section 4.1 Organization of ESS and Sub. Each of ESS and its Subsidiaries, including Sub, is a corporation duly organized, validly existing and in good standing under the laws of the

State of California and has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted.

         Section 4.2 ESS Capital Structure. The authorized capital stock of ESS consists of 100,000,000 shares of Common Stock, no par value, and 10,000,000 shares of Preferred Stock, no par value, of which there were issued and outstanding as of the close of business on January 31, 1997, 38,307,036 shares of Common Stock and no shares of Preferred Stock. There are no other outstanding shares of capital stock or voting securities of ESS other than shares of ESS Common Stock issued after December 31, 1996 under the ESS 1995 Employee Stock Purchase Plan or upon the exercise of options issued under the ESS 1995 Equity Incentive Plan and the ESS 1995 Director Stock Option Plan. The authorized capital stock of Sub consists of 1,000 shares of Common Stock all of which are issued and outstanding and are held by ESS. All outstanding shares of ESS and Sub have been duly authorized, validly issued, fully paid and are nonassessable and free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof. As of the close of business on December 31, 1996, ESS has reserved an aggregate of 7,150,000 shares of Common Stock for issuance to employees, directors and independent contractors pursuant to its stock option and stock purchase plans. Other than this Agreement, and except as described in this Section 4.2, there are no other options, warrants, calls, rights, commitments or agreements of any character to which ESS or Sub is a party or by which either of them is bound obligating ESS or Sub to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of ESS or Sub or obligating ESS or Sub to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. The shares of ESS Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid, and non-assessable and issued in compliance with all applicable federal or state securities laws.

         Section 4.3 Authority; No Conflict; Required Filings and Consents.

                  (a) Each of ESS and Sub has all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is or will become a party and to consummate the transactions contemplated by this Agreement and such Transaction Documents. The execution and delivery of this Agreement and such Transaction Documents and the consummation of the transactions contemplated by this Agreement and such Transaction Documents have been duly authorized by all necessary corporate action on the part of ESS and Sub. This Agreement has been and such Transaction Documents have been or will be duly executed and delivered by ESS and Sub. This Agreement and each of the Transaction Documents to which ESS or Sub is a party constitutes, and each of the Transaction Documents to which ESS or Sub will become a party when executed and delivered by ESS or Sub will constitute, the valid and binding obligation of ESS or Sub, enforceable in accordance with its terms.

                  (b) The execution and delivery by ESS or Sub of this Agreement and the Transaction Documents to which it is a party does not and the execution and delivery of the Transaction Documents to which it will become a party and consummation of the transactions contemplated by this Agreement or the Transaction Documents to which it is or will become a party will not, (i) conflict with, or result in any violation or breach of any provision of the Articles of Incorporation or Bylaws of ESS or Sub, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which ESS or Sub is a party or by which either of them or any of their properties or assets may be bound, or (iii) conflict or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to ESS or Sub or any of their properties or assets, except in the case of (ii) and (iii) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which would not be reasonably likely to have a Material Adverse Effect on ESS and its Subsidiaries, taken as a whole.

                  (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to ESS or Sub in connection with the execution and delivery of this Agreement or the Transaction Documents to which it is or will become a party or the consummation of the transactions contemplated hereby or thereby, except for (i) the filing of the Agreement of Merger with the California Secretary of State, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the laws of any foreign country, and (iii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not be reasonably likely to have a Material Adverse Effect on ESS and its Subsidiaries, taken as a whole.

         Section 4.4 Commission Filings; Financial Statements.

                  (a) ESS has filed with the Commission and made available to Platform all forms, reports and documents required to be filed by ESS with the Commission since December 31, 1996 other than registration statements on Form S-8 (collectively, the "ESS COMMISSION REPORTS"). The ESS Commission Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and
(ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such ESS Commission Reports or necessary in order to make the statements in such ESS Commission Reports, in the light of the circumstances under which they were made, not misleading. ESS has also delivered to Platform a press release dated April 17, 1997 and has made an oral presentation to Platform on April 16, 1997 concerning certain financial matters relating to the Company.

                  (b) Each of the consolidated financial statements (including, in each case, any related notes) contained in the ESS Commission Reports, including any ESS Commission Reports filed after the date of this Agreement until the Closing, complied or will comply as to form in all material respects with the applicable published rules and regulations of the Commission with respect thereto, was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission) and fairly presented the consolidated financial position of ESS and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

         Section 4.5 Absence of Certain Changes or Events. Since December 31, 1996, ESS and its Subsidiaries have conducted their business only in the ordinary course and, since such date, there has not been (i) any Material Adverse Change of ESS and any of its Subsidiaries, taken as a whole; or (ii) any damage, destruction or loss (whether or not covered by insurance) with respect to ESS or any of its Subsidiaries having a Material Adverse Effect on ESS and its Subsidiaries, taken as a whole.

         Section 4.6 Compliance with Laws. ESS has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state or local statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which would not be reasonably likely to have a Material Adverse Effect on ESS and its Subsidiaries, taken as a whole.

         Section 4.7 Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

         Section 4.8 Disclosure. No statements by ESS contained in this Agreement, its exhibits and schedules, nor any of the certificates or documents, including any of the Transaction Documents, required to be delivered by ESS or Sub to Platform under this Agreement contains any untrue statement of material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

         Section 4.9 Information Statement. The information to be supplied by ESS and for inclusion in the Information Statement shall not, on the date the Information Statement is first mailed to Platform shareholders, at the time of the Platform Shareholders Meeting (or written consent of Platform shareholders) and at the Effective Time, contain any statement which, at such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which it is made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Platform Shareholders Meeting (or written consent of Platform shareholders) which has become false or misleading. If at any time prior to the Effective Time any event or information should be discovered by ESS or Sub which should be set forth in an amendment to the Information Statement or a supplement to the Information Statement, ESS or Sub will promptly inform Platform. Notwithstanding the foregoing ESS and Sub make no representation, warranty or covenant with respect to any information supplied by Platform which is contained in any of the foregoing documents.

                                    ARTICLE V

                        PRECLOSING COVENANTS OF PLATFORM

         Section 5.1 Approval of Platform Shareholders. Prior to the Closing Date and at the earliest practicable date, Platform will solicit written consents from its shareholders for, or hold the Platform Shareholders' Meeting for the purpose of seeking approval of this Agreement, the Merger and related matters. If Platform holds the Platform Shareholders' Meeting, the Board of Directors will solicit proxies from Platform's shareholders to vote such shareholders' shares at the Platform Shareholders' Meeting. In soliciting such written consent or proxies, the Board of Directors of Platform will recommend to the shareholders of Platform that they approve this Agreement and the Merger and shall use its best efforts to obtain the approval of the shareholders of Platform entitled to vote on or consent to this Agreement and the Merger in accordance with California Law and Platform's Articles of Incorporation. Platform will prepare as soon as reasonably practicable the Information Statement and if it holds the Platform Shareholders Meeting, a proxy statement, reasonably acceptable to ESS, with respect to the solicitation of written consents and/or proxies from the shareholders of Platform to approve this Agreement, the Merger and related matters.

         Section 5.2 Advice of Changes. Platform will promptly advise ESS in writing of any event occurring subsequent to the date of this Agreement which would render any representation or warranty of Platform contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material and adverse respect and of any Material Adverse Change with respect to Platform.

         Section 5.3 Operation of Business. During the period from the date of this Agreement and continuing until the earlier of the termination of the Agreement or the Effective Time, Platform agrees (except to the extent that ESS shall otherwise consent in writing), to carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, to pay its debts and taxes when due, subject to good faith disputes over such debts or taxes, to pay or perform other obligations when due, and, to the extent consistent with such business, use all reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses shall be unimpaired at the Effective Time. Platform shall promptly notify ESS of any event or occurrence not in the ordinary course of business of Platform. Except as expressly contemplated by this Agreement, Platform shall not, without the prior written consent of ESS:

                  (a) Accelerate, amend or change the period of exercisability or the vesting schedule of options or restricted stock granted under any employee stock plan or agreements or authorize cash payments in exchange for any Platform Option or any options granted under any of such plans except as specifically required by the terms of such plans or any related agreements or any such agreements in effect as of the date of this Agreement and disclosed in the Platform Disclosure Schedule;

                  (b) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of such party, or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service by such party;

                  (c) Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into shares of its capital stock, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than (i) the issuance of (A) shares of Platform Common Stock, Platform Class B Common Stock or Platform Series C Preferred Stock issuable upon exercise of Platform Options or Platform Warrants, which are outstanding on the date of this Agreement or (B) shares of Platform Class B Common Stock issuable upon conversion of shares of Platform Common Stock, or (ii) the repurchase of shares of Platform Common Stock from terminated employees pursuant to the terms of outstanding stock restriction or similar agreements or the issuance of up to 175,260 shares of Platform Class B Common Stock;

                  (d) Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership or other business organization or division, or otherwise acquire or agree to acquire any assets;

                  (e) Sell, lease, license or otherwise dispose of any of its properties or assets which are material, individually or in the aggregate, to the business of Platform, except in the ordinary course of business;

                  (f) (i) Increase or agree to increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of employees in accordance with past practices, (ii) grant any additional severance or termination pay to, or enter into any employment or severance agreements with, officers, (iii) grant any severance or termination pay to, or enter into any employment or severance agreement, with any employee, except in accordance with past practices, (iv) enter into any collective bargaining agreement, or (v) establish, adopt, enter into or amend in any material respect any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

                  (g) Revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

                  (h) Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities or guarantee any debt securities of others, in excess of $25,000;

                  (i) Amend or propose to amend its Articles of Incorporation or Bylaws; or

                  (j) Incur or commit to incur any capital expenditures in excess of $100,000 in the aggregate or in excess of $50,000 as to any individual matter;

                  (k) Lease, license, sell, transfer or encumber or permit to be encumbered any asset, Platform Proprietary Right or other property associated with the business of Platform (including sales or transfers to Affiliates of Platform), except for sales of inventory in the usual and ordinary course of business and except for cash applied in payment of Platform's liabilities in the usual and ordinary course of its business;

                  (1) Enter into any lease or contract for the purchase or sale of any property, real or personal except in the ordinary course of business;

                  (m) Fail to maintain its equipment and other assets in good working condition and repair according to the standards it has maintained up to the date of this Agreement, subject only to ordinary wear and tear;

                  (n)      Change accounting methods;

                  (o) Amend or terminate any material contract, agreement or license to which it is a party except in the ordinary course of business;

                  (p) Loan any amount to any person or entity, or guaranty or act as a surety for any obligation;

                  (q) Waive or release any material right or claim, except in the ordinary course of business;

                  (r) Make or change any Tax or accounting election, change any annual accounting period, adopt or change any accounting method, file any amended Return, enter into any closing agreement, settle any Tax claim or assessment relating to Platform, surrender any right to claim refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to Platform, or take any other action or omit to take any action, if any such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action or omission would have the effect of increasing the Tax liability of Platform or ESS;

                  (s) Do anything that would cause there to be a Material Adverse Change with respect to Platform; or

                  (t) Take, or agree in writing or otherwise to take, any of the actions described in Sections (a) through (s) above, or any action which is reasonably likely to make any of

Platform's representations or warranties contained in this Agreement untrue or incorrect in any material respect on the date made (to the extent so limited) or as of the Effective Time.

         Section 5.4 Access to Information. Until the Closing, Platform shall allow ESS and its agents reasonable free access upon reasonable notice and during normal working hours to its files, books, records, and offices, including, without limitation, any and all information relating to taxes, commitments, contracts, leases, licenses, and personal property and financial condition. Until the Closing, Platform shall cause its accountants to cooperate with ESS and its agents in making available all financial information requested, including without limitation the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants. No information or knowledge obtained in any investigation pursuant to this Section shall effect or be deemed to modify any representation or warranty contained in this Agreement or its exhibits and schedules. All such access shall be subject to the terms of the Confidentiality Agreement (as defined in Section 7.1).

         Section 5.5 Satisfaction of Conditions Precedent. Platform will use its best efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Sections 8.1 and 8.2, and Platform will use its best efforts to cause the transactions contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties which may be necessary or reasonably required on its part in order to effect the transactions contemplated by this Agreement. Platform shall use its best efforts to obtain any and all consents necessary for the assumption of those Material Contracts listed on Schedule 5.1 of the Platform Disclosure Schedule by the Surviving Corporation concurrent with the Merger (the "MATERIAL Consents").

         Section 5.6 Other Negotiations. Platform will not (and it will not permit any of its officers, directors, employees, agents and Affiliates on its behalf to) take any action to solicit, initiate, seek, encourage or support any inquiry, proposal or offer from, furnish any information to, or participate in any negotiations with, any corporation, partnership, person or other entity or group (other than ESS) regarding any acquisition of Platform, any merger or consolidation with or involving Platform, or any acquisition of any material portion of the stock or assets of Platform (any of the foregoing being referred to in this Agreement as an "ACQUISITION TRANSACTION") or enter into an agreement concerning any Acquisition Transaction with any party other than ESS. If between the date of this Agreement and the termination of this Agreement pursuant to
Section 9.1, Platform receives from a third party any offer or indication of interest regarding any Acquisition Transaction, or any request for information regarding any Acquisition Transaction, Platform shall (i) notify ESS immediately (orally and in writing) of such offer, indication of interest or request, including the full terms of any proposal therein, (ii) notify such third party of Platform's obligations under this Agreement and (iii) reject any offer so received.

         Section 5.7 Shareholder's Agreement. Platform will use its best efforts to cause each shareholder of Platform owning Platform Common Stock, Platform Class B Common Stock or Platform Preferred Stock at the Effective Time to execute and deliver to ESS the form of shareholder's agreement attached to this Agreement as Exhibit A (the "SHAREHOLDER'S AGREEMENT").

         Section 5.8 Amendment to Certain Platform Agreements. Platform shall use its best efforts on an expedited basis to enter into an amendment to the (a) License and Development Agreement dated January 9, 1996 with Gulbransen, Inc. to provide that Platform may buy out its obligation to deliver G-chips and the associated royalty obligation for an aggregate payment of $1,000,000 and (b) Development Agreement (Number 88019) dated March 11, 1996 with TriTech Microelectronics International Pte Ltd. to provide that Platform's obligation to purchase units shall remain in effect only if Platform wishes to have manufacturing rights to such products. The foregoing amended agreements shall be in form and substance satisfactory to ESS.

                                   ARTICLE VI

                  PRECLOSING AND OTHER COVENANTS OF ESS AND SUB

         Section 6.1 Advice of Changes. ESS and Sub will promptly advise Platform in writing of any event occurring subsequent to the date of this Agreement which would render any representation or warranty of ESS or Sub contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect.

         Section 6.2 Reservation of ESS Common Stock. ESS shall reserve for issuance, out of its authorized but unissued capital stock, the maximum number of shares of ESS Common Stock as may be issuable upon consummation of the Merger.

         Section 6.3 Satisfaction of Conditions Precedent. ESS and Sub will use their best efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Sections 8.1 and 8.3, and ESS and Sub will use their best efforts to cause the transactions contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties which may be necessary or reasonably required on its part in order to effect the transactions contemplated hereby.

         Section 6.4 Nasdaq National Market Listing. ESS shall cause the shares of ESS Common Stock issuable to the shareholders of Platform in the Merger including shares of ESS Common Stock issuable upon exercise of ESS Options and/or ESS Warrants to be authorized for listing on the Nasdaq National Market, subject to official notice of issuance.

         Section 6.5 Stock Options.

                  (a) At the Effective Time, each outstanding Platform Option under the Platform Option Plan, whether vested or unvested, shall be deemed to constitute an option (a "ESS OPTION") to acquire, on the same terms and conditions as were applicable under the Platform Option, the same number of shares of ESS Common Stock as the holder of such Platform Option would have been entitled to receive pursuant to the Merger had such holder exercised such option to purchase Platform Common Stock or Platform Class B Common Stock in full immediately prior to the Effective Time (rounded down to the nearest whole number), at a price per share (rounded up to the nearest whole cent) equal to (i) the aggregate exercise price for the shares of Platform Common Stock or Platform Class B Common Stock otherwise purchasable pursuant to such Platform Option divided by (ii) the number of full shares of ESS Common Stock deemed purchasable pursuant to such ESS Option in accordance with the foregoing; provided, however, that, in the case of any Platform Option to which Section 422 of the Code applies ("INCENTIVE STOCK OPTIONS"), the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424(a) of the Code. In connection with the assumption by ESS of the Platform Options pursuant to this Section 6.5(a), Platform shall assign to ESS, effective at the Effective Time, Platform's right to repurchase unvested shares of Platform Common Stock issuable upon the exercise of the Platform Options or previously issued upon the exercise of options granted under the Platform Option Plan, in accordance with the terms of the Platform Option Plan and the related stock option agreements and stock purchase agreements entered into under the Platform Option Plan.

                  (b) As soon as practicable after the Effective Time, ESS shall deliver to the participants in the Platform Option Plan appropriate notice setting forth such participants' rights pursuant thereto and the grants pursuant to the Platform Option Plan shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 6.5 after giving effect to the Merger). ESS shall comply with the terms of the Platform Option Plan and ensure, to the extent required by, and subject to the provisions of, such Platform Option Plan and Sections 422 and 424(a) of the Code, that Platform Options which qualified as incentive stock options prior the Effective Time continue to qualify as incentive stock options after the Effective Time.

                  (c) ESS shall take all corporate action necessary to reserve for issuance a sufficient number of shares of ESS Common Stock for delivery under Platform Options assumed in accordance with this Section 6.5. As soon as practicable after the Effective Time and in any event no later than 10 business days after the Closing Date, ESS shall file a registration statement on Form S-8 (or any successor forms) under the Securities Act of 1933, as amended, (the "SECURITIES ACT"), with respect to the shares of ESS Common Stock subject to such options and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

                  (d) Employees of Platform as of the Effective Time shall be permitted to participate in the ESS Employee Stock Purchase Plan (the "ESS ESPP") commencing on the first enrollment date following the Effective Time, subject to compliance with the eligibility and other provisions of such plan (with employees receiving credit, for purpose of such eligibility provisions, for all service prior to the Effective Time with Platform to the extent permissible under the ESS ESPP).

                  (e) Employees of Platform at the Effective Time will be provided with employee benefit plans by the Surviving Corporation or ESS which in the aggregate are no less favorable to such employees than those provided from time to time by ESS and its Subsidiaries to similarly situated employees. If any employee of Platform becomes a participant in any employee benefit plan, program, policy or arrangement of ESS, such employee shall be given credit for all service prior to the Effective Time with Platform to the extent permissible under such plan, program, policy or arrangement.

         Section 6.6 Registration of Shares Issued in the Merger. ESS hereby agrees to grant to the holders of shares of ESS Common Stock issued pursuant to this Agreement at the Effective Time of the Merger certain S-3 registration rights for certain trading windows or, if permitted under the Securities Act an S-8 registration right, as set forth in the Declaration of Registration Rights in the form attached hereto as Exhibit H ("DECLARATION OF REGISTRATION RIGHTS").

                                   ARTICLE VII

                                OTHER AGREEMENTS

         Section 7.1 Confidentiality. Each party acknowledges ESS and Platform have previously executed a Mutual Non-Disclosure Agreement dated March 27, 1997 (the "CONFIDENTIALITY AGREEMENT"), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

         Section 7.2 No Public Announcement. The parties shall make no public announcement concerning this Agreement, their discussions or any other memoranda, letters or agreements between the parties relating to the Merger until such time as they agree to the contents of a mutually satisfactory press release; provided, however, that either of the parties, but only after reasonable consultation with the other, may make disclosure if required under applicable law.

         Section 7.3 Regulatory Filings; Consents; Reasonable Efforts. Subject to the terms and conditions of this Agreement, Platform and ESS shall use their respective best efforts to (i) make all necessary filings with respect to the Merger and this Agreement under the Exchange Act and applicable blue sky or similar securities laws and obtain required approvals and clearances with respect thereto and supply all additional information requested in connection therewith; (ii) make merger notification or other appropriate filings with federal, state or local governmental bodies or applicable foreign governmental agencies and obtain required approvals and clearances with respect thereto and supply all additional information requested in connection therewith; (iii) obtain all consents, waivers, approvals, authorizations and orders required in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger; and (iv) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, but no later than September 15, 1997.

         Section 7.4 Shareholder's Agreements. Platform will deliver to ESS a list of its shareholders concurrently with the execution of this Agreement and shall use its best efforts to cause its shareholders to sign and deliver to ESS a Shareholder's Agreement.

         Section 7.5 Further Assurances. Prior to and following the Closing, each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by any other party to better evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

         Section 7.6 Escrow Agreement. On or before the Effective Time, ESS shall, and the parties hereto shall exercise their best efforts to cause the Escrow Agent (as defined in Section 10.2) and the Shareholders' Agent (as defined in Section 10.9) to enter into an Escrow Agreement in the form attached hereto as Exhibit B. The adoption of this Agreement and the approval of the Merger by the shareholders of Platform shall constitute approval of the Escrow Agreement and of all arrangements relating to the Escrow Agreement, including, without limitation, the placement of the Escrow Shares in escrow and the appointment of the Shareholders' Agent.

         Section 7.7 FIRPTA. Platform shall, prior to the Closing Date, provide ESS with a properly executed Foreign Investment and Real Property Tax Act of 1980 ("FIRPTA") FIRPTA Notification Letter, substantially in the form of Exhibit C attached hereto, which states that shares of capital stock of Platform do not constitute "United States real property interests" under Section 897(c) of the Code, for purposes of satisfying ESS obligations under Treasury Regulation
Section 1.1445-2(c)(3). In addition, simultaneously with delivery of such FIRPTA Notification Letter, Platform shall provide to ESS, as agent for Platform, a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) and substantially in the form of Exhibit C attached hereto, along with written authorization for ESS to deliver such notice form to the Internal Revenue Service on behalf of Platform upon the Closing of the Merger.

         Section 7.8 Blue Sky Laws. ESS shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the ESS Common Stock in connection with the Merger. Platform shall use its best efforts to assist ESS as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of ESS Common Stock in connection with the Merger.

         Section 7.9 Information Statement; Other Filings; Board Recommendations. As promptly as practicable after the execution of this Agreement, Platform and ESS will prepare, and distribute the Information Statement to the shareholders of Platform at the earliest practicable time. As promptly as practicable after the date of this Agreement, Platform and ESS will prepare and file any other filings required under the Exchange Act, the Securities Act or any other Federal, foreign or state securities or blue sky laws relating to the Merger and the transactions contemplated by this Agreement (the "OTHER FILINGS"). The Information Statement and the Other Filings will comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Information Statement or any Other Filing, Platform or ESS, as the case may be, will promptly inform the other of such occurrence and cooperate in making any appropriate amendment or supplement, and/or mailing to shareholders of Platform, such amendment or supplement. The Information Statement will include the recommendation of the Board of Directors of Platform in favor of adoption and approval of this Agreement and approval of the Merger.

         Section 7.10 Tax-Free Reorganization. No party shall take any action either prior to or after the Effective Time that could reasonably be expected to cause the Merger to fail to qualify as a "reorganization" under Section 368(a) of the Code.

                                  ARTICLE VIII

                              CONDITIONS TO MERGER

         Section 8.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

                  (a) Shareholder Approval. The shareholders of Platform entitled to vote on or consent to this Agreement and the Merger in accordance with California Law and Platform's Articles of Incorporation shall have approved this Agreement, the Merger and the amendment and restatement of Platform's Articles of Incorporation in accordance with California Law and the Articles of Incorporation of Platform.

                  (b) Approvals. Other than the filing provided for by Section 1.1, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity the failure of which to obtain would be reasonably likely to have a Material Adverse Effect on ESS and its Subsidiaries, taken as a whole, or Platform shall have been filed, occurred or been obtained.

                  (c) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger or limiting or restricting ESS' conduct or operation of the business of ESS after the Merger shall have been issued, nor shall any proceeding brought by a domestic administrative agency or commission or other domestic Governmental Entity, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal.

                  (d) Nasdaq. The shares of ESS Common Stock to be issued in the Merger shall have been approved for listing on the Nasdaq National Market upon official notice of issuance.

                  (e) Tax Opinions. Platform and ESS shall each have received written opinions from their respective counsel, Wilson Sonsini Goodrich & Rosati, Professional Corporation, and Venture Law Group, A Professional Corporation, in form and substance reasonably satisfactory to them, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and such opinions shall not have been withdrawn; provided, however, that if the counsel to either Platform or ESS does not render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to such party if counsel to the other party renders such opinion to such party. In rendering such opinions counsel should be entitled to rely upon, and the other parties hereto shall make, reasonable representations as requested by such counsel for the purpose of rendering such opinions.

         Section 8.2 Additional Conditions to Obligations of ESS and Sub. The obligations of ESS and Sub to effect the Merger are subject to the satisfaction of each of the following conditions, any of which may be waived in writing exclusively by ESS and Sub:

                  (a) Representations and Warranties. The representations and warranties of Platform set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except for, (i) changes contemplated by this Agreement, and (ii) where the failure to be true and correct would not be reasonably likely to have a Material Adverse Effect on Platform or a Material Adverse Effect upon the consummation of the transactions contemplated hereby; and ESS shall have received a certificate signed on behalf of Platform by the chief executive officer and the chief financial officer of Platform to such effect.

                  (b) Performance of Obligations of Platform. Platform shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and ESS shall have received a certificate signed on behalf of Platform by the chief executive officer and the chief financial officer of Platform to such effect.

                  (c) Blue Sky Laws. ESS shall have received all state securities or "blue sky" permits and other authorizations necessary to issue shares of ESS Common Stock pursuant to the Merger.

                  (d) Shares Exchanged. A minimum of 90% of the outstanding shares of Platform Common Stock, Platform Class B Common Stock and Platform Preferred Stock shall be converted into the right to receive ESS Common Stock, as set forth in Section 2.1, as of the Effective Time.

                  (e) Escrow Agreement. The Escrow Agent and Shareholders' Agent shall have executed and delivered to ESS, the Escrow Agreement.

                  (f) Shareholder's Agreements. Each shareholder of Platform receiving ESS Common Stock in the Merger shall have executed and delivered to ESS a Shareholder's Agreement.

                  (g) Opinion of Platform's Counsel. ESS shall have received an opinion dated the Closing Date of Wilson, Sonsini, Goodrich & Rosati, Professional Corporation, counsel to Platform, as to the matters in the form attached hereto as Exhibit D.

                  (h) Third Party Consents. Except as set forth in the Disclosure Schedule, ESS shall have been furnished with evidence satisfactory to it of the consent or approval of those persons whose consent or approval shall be required in connection with the Merger under any Material Contract of Platform or otherwise.

                  (i) Resignations of Officers and Directors. The officers and directors of Platform shall have resigned from their respective positions effective as of the Effective Time.

                  (j) Expense Statement. ESS shall have received from Platform a statement of its best estimate of all out-of-pocket expenses incurred by Platform which are subject to the limitation described in Section 9.3(b). Such statement shall state that Platform reasonably believes that such amount constitutes all of such expenses.

                  (k) Shareholder's Waiver of Registration Rights and Other Agreements. All obligations and liabilities of Platform under (i) the Rights Agreement dated October 25, 1996 among Platform and the investors identified on Exhibit A thereto (ii) the Right of First Refusal and Co-Sale Agreement dated as of October 25, 1996 by and among Paul Tien, Ephraim Kwok, the Company and the holders of Series C Preferred Stock listed on Exhibit A thereto, (iii) the Series C Preferred Stock and Warrant Purchase Agreement dated as of October 25, 1996 among the Company and the purchasers listed on the Schedule of Purchasers thereto, (iv) the Series B Preferred Stock Purchase Agreement dated as of November 30, 1995 among the Company and the persons listed on Exhibit A thereto, or (v) the Series A Preferred Stock Purchase Agreement dated as of November 28, 1995 among the Company and the persons listed on Exhibit A thereto, shall have been terminated.

                  (l) Employment Agreement and Noncompetition Agreement. Each of Messrs. Paul Tien, Cherng-Yeuan Tsay, Steven Wang, Steven Kin-Ting Wong and Mark Klonower shall have entered into an Employment Agreement and a Noncompetition Agreement in substantially the forms attached hereto as Exhibit E and Exhibit F, respectively.

                  (m) Employee and Consultant Agreements. Except as set forth in the Disclosure Schedule with respect to this Section 8.2(m), present employees of and consultants to Platform shall have entered into Confidentiality and Invention Assignment Agreements with Platform relating to their entire period of employment with and consultancy to the Company. Such agreements shall be in substantially the form entered into with Platform's employees and consultants generally.

                  (n) Notification Letter Issues. No injunctive relief shall have been granted to any third party by or before any agency, court or tribunal against Mr. Tien or Platform arising out of or relating to claims or assertions contained in the Notification Letter which injunctive relief would preclude ESS or the Surviving Corporation from shipping any Platform Products and is in full force and effect as of the Closing Date.

                  (o) Exercise of Platform Warrants and Other Convertible Securities. All Platform Warrants shall have been exercised for Series C Preferred Stock with the full consideration for such exercise to be delivered to Platform at the time of the exercise of the

Platform Warrants and to consist exclusively of cash, a cashier's check payable to Platform or a wire transfer. No Series C Preferred Stock shall be issued pursuant to a Net Issue Exercise (as defined by the Platform Warrant) of any Platform Warrant. All other options, warrants or other securities convertible into or exchangeable for Platform Preferred Stock or Platform Common Stock (other than Platform Options outstanding under the Platform Option Plan) shall have been converted into Platform Common Stock. Except for the Platform Options, Platform Preferred Stock and Platform Common Stock, no Platform Warrants or other options, warrants or other convertible securities issued by Platform shall be outstanding.

         Section 8.3 Additional Conditions to Obligations of Platform. The obligation of Platform to effect the Merger is subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by Platform:

                  (a) Representations and Warranties. The representations and warranties of ESS and Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except for, (i) changes contemplated by this Agreement, and (ii) where the failure to be true and correct would not be reasonably likely to have a Material Adverse Effect on ESS and its Subsidiaries, taken as a whole, or a material adverse effect upon the consummation of the transactions contemplated hereby; and Platform shall have received a certificate signed on behalf of ESS by the chief executive officer and the chief financial officer of ESS to such effect.

                  (b) Performance of Obligations of ESS and Sub. ESS and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date; and Platform shall have received a certificate signed on behalf of ESS by the chief executive officer and the chief financial officer of ESS to such effect.

                  (c) Opinion of ESS' Counsel. Platform shall have received an opinion dated the Closing Date of Venture Law Group, A Professional Corporation, counsel to ESS, as to the matters attached hereto as Exhibit G.

                                   ARTICLE IX

                            TERMINATION AND AMENDMENT

         Section 9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of Platform:

                  (a) by mutual written consent of ESS and Platform; or

                  (b) by either ESS or Platform, by giving written notice to the other party, if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, except, if the party relying on such order, decree or ruling or other action has not complied with its obligations under Section 7.3 of this Agreement; or

                  (c) by ESS or Platform, by giving written notice to the other party, if the other party is in breach of any material representation, warranty, or covenant of such other party contained in this Agreement, which breach shall not have been cured, if subject to cure, within 10 business days following receipt by the breaching party of written notice of such breach by the other party; or

                  (d) by ESS, by giving written notice to Platform, if the Closing shall not have occurred on or before September 15, 1997 by reason of the failure of any condition precedent under Section 8.1 or 8.2 (unless the failure results primarily from a breach by ESS of any representation, warranty, or covenant of ESS contained in this Agreement); or

                  (e) by Platform, by giving written notice to ESS, if the Closing shall not have occurred on or before September 15, 1997 by reason of the failure of any condition precedent under Section 8.1 or 8.3 (unless the failure results primarily from a breach by Platform of any representation, warranty, or covenant of Platform contained in this Agreement).

                  (f) by either ESS or Platform if the required approvals of the shareholders of Platform contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote upon a vote taken at a meeting of shareholders, duly convened therefor or at any adjournment thereof; provided that the right to terminate this Agreement under this Section 9.1(f) shall not be available to any party where the failure to obtain shareholder approval of such party shall have been caused by the action or failure to act of such party in breach of this Agreement.

         Section 9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of ESS, Platform, Sub or their respective officers, directors, shareholders or Affiliates, except as set forth in Section 9.3 and further except to the extent that such termination results from the willful breach by any party of any of its representations, warranties or covenants set forth in this Agreement.

         Section 9.3 Fees and Expenses.

                  (a) Except as set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

                  (b) If the Merger is consummated, all legal, accounting, investment banking, broker's and finder's fees and expenses incurred by Platform or its shareholders in connection with the Merger shall be deemed expenses of the shareholders of Platform to the extent such fees and expenses exceed $300,000 and shall be borne by the shareholders of Platform to such extent and will not become obligations of Platform; provided that all accounting fees and expenses incurred in connection with the audit of Platform's financial statements for use in the Registration Statement on Form S-4 or the filing of a Form 8-K by ESS shall be expenses of Platform and shall not be borne by the shareholders of Platform. Platform will make arrangements for the payments of such fees acceptable to ESS. Any such fees and expenses in excess of $300,000 incurred by Platform shall be recoverable from the Escrow Fund (as defined in Section 10.2) as Damages (as defined in Section 10.1) without regard to the damage threshold as contemplated by Section 10.4.

                                    ARTICLE X

                           ESCROW AND INDEMNIFICATION

         Section 10.1 Indemnification. From and after the Effective Time and subject to the limitations contained in Section 10.2, the Former Platform Shareholders will severally and pro rata, in accordance with their Pro Rata Portion, indemnify and hold ESS harmless against any loss, expense, liability or other damage, including attorneys' fees, to the extent of the amount of such loss, expense, liability or other damage (collectively "DAMAGES") that ESS has incurred by reason of the breach by Platform of any representation, warranty, covenant or agreement of Platform contained in this Agreement, or by reason of any alleged misrepresentation or breach of warranty by Platform made in or pursuant to Article III of this Agreement, and for which ESS has not received reimbursement pursuant to insurance or otherwise; provided that the aggregate liability of the Former Platform Shareholders under this Article X shall in no event exceed an amount equal to the product of 2,540,000 multiplied by the Closing Stock Price.

         Section 10.2 Escrow Fund. As security for the indemnities in Section 10.1, as soon as practicable after the Closing Date, the Escrow Shares shall be registered in the name of the Former Platform Shareholders, and be deposited with, Chase Trust Company of California (or such other institution selected by ESS with the reasonable consent of Platform) as escrow agent (the "ESCROW AGENT"), such deposit to constitute the Escrow Fund (the "ESCROW FUND") and to be governed by the terms set forth in this Article X and in the Escrow Agreement. To the extent Escrow Shares are sold from the escrow, the proceeds of such sale of Escrow Shares ("ESCROW CASH") shall become part of the Escrow. To the extent Escrow Cash is invested in investments ("ESCROW INVESTMENTS"), such Escrow Investments (and upon any sale of such Escrow Investments, the Escrow Cash Proceeds thereof) shall become part of the Escrow Fund. Notwithstanding the foregoing, the indemnification obligations of the Former Platform Shareholders pursuant to this Article X shall be limited to the amount and assets deposited and present in the Escrow Fund and ESS shall not be entitled to pursue any claims for indemnification under this Article X against the Former Platform Shareholders directly or personally and the sole recourse of ESS shall be to make claims against the Escrow Fund in accordance with the terms of the Escrow Agreement; provided, however, that no such limitations shall apply with respect to any claim based upon or relating to Platform's lack of ownership of the Platform Proprietary Rights or Platform Products or any matter referenced in the Notification Letter (other than any lack of ownership constituting any infringement by any Platform Proprietary Right on the patent, trademark, tradename or service mark of any third party which will not be subject to this proviso).

         Section 10.3 Damage Threshold. Notwithstanding the foregoing, the Former Platform Shareholders shall have no liability under Section 10.1 and ESS may not receive any shares, cash or other assets equal in value to the full amount of Damages from the Escrow Fund unless and until an Officer's Certificate or Certificates (as defined in Section 10.5 below) for an aggregate amount of ESS' Damages in excess of $200,000 has been delivered to the Shareholders' Agent and to the Escrow Agent; provided, however, that after an Officer's Certificate or Certificates for an aggregate of at least $200,000 in Damages has been delivered and liability and the amount of the Damages have been appropriately resolved under this Article X, ESS shall be entitled to receive Escrow Shares, Escrow Cash and Escrow Investments (together, the "ESCROW ASSETS") equal in value to the full amount of Damages identified in such Officer's Certificate or Certificates.

         Section 10.4 Escrow Periods. The Escrow Fund shall terminate on the date one year from the date of Closing (the period from the Closing to such date referred to as the "ESCROW PERIOD"), provided, however, that the value of Escrow Assets, which, in the reasonable judgment of ESS, subject to the objection of the Shareholders' Agent and the subsequent arbitration of the matter in the manner provided in Section 10.8, are necessary to satisfy any unsatisfied claims specified in any Officer's Certificate theretofore delivered to the Escrow Agent prior to termination of the relevant Escrow Period with respect to Damages incurred or litigation pending prior to expiration of the relevant Escrow Period, shall remain in the Escrow Fund until such claims have been resolved. In no event will any amount be retained in the Escrow Fund at the end of the Escrow Period, except as to claims made prior to the end of the Escrow Period that relate to Damages actually incurred or pending litigation.

         Section 10.5 Claims Upon Escrow Fund. Upon receipt by the Escrow Agent on or before the last day of the Escrow Period of a certificate signed by any officer of ESS (an "OFFICER'S CERTIFICATE"):

                      (i) Stating the aggregate amount of ESS' Damages and,

                      (ii) Specifying in reasonable detail the individual items of such Damages included in the amount so stated, the date each such item was paid or properly accrued or arose, and the nature of the misrepresentation, breach of warranty or claim to which such item is related, the Escrow Agent shall, subject to the provisions of Sections 10.3, 10.7 and 10.8 hereof, deliver to ESS out of the Escrow Fund, as promptly as practicable, Escrow Assets having a value equal to such Damages all in accordance with the Escrow Agreement; the relative amounts of Escrow Shares, Escrow Cash and Escrow Investments shall be allocated in accordance with the provisions of the Escrow Agreement. Amounts paid or distributed from the Escrow Fund shall be borne pro rata among the Holders (as defined in the Escrow Agreement).

         Section 10.6 Valuation. For the purpose of compensating ESS for its Damages pursuant to this Agreement, the value per share of the Escrow Shares shall be the Closing Stock Price.

         Section 10.7 Objections to Claims. At the time of delivery of any Officer's Certificate to the Escrow Agent, a duplicate copy of such Officer's Certificate shall be delivered to the

Shareholders' Agent (as defined in Section 10.9 below) and for a period of thirty (30) days after such delivery to the Escrow Agent, the Escrow Agent shall make no delivery of Escrow Assets pursuant to Section 10.4 unless the Escrow Agent shall have received written authorization from the Shareholders' Agent to make such delivery. After the expiration of such thirty (30) day period, the Escrow Agent shall make delivery of the Escrow Shares, Escrow Cash and Escrow Investments in the Escrow Fund in accordance with Section 10.5, provided that no such delivery may be made if the Shareholders' Agent shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been received by the Escrow Agent and ESS prior to the expiration of such thirty (30) day period.

         Section 10.8 Resolution of Conflicts.

                  (a) In case the Shareholders' Agent shall so object in writing to any claim or claims by ESS made in any Officer's Certificate, ESS shall have thirty (30) days after receipt of such objection to respond in a written statement to the objection of the Shareholders' Agent. If after such thirty (30) day period there remains a dispute as to any claims, the Shareholders' Agent and ESS shall attempt in good faith for thirty (30) days to agree upon the rights of the respective parties with respect to each of such claims. If, after an objection by the Shareholders' Agent, the Shareholders' Agent and ESS should come to an agreement, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to conclusively rely on any such memorandum and shall distribute the Escrow Shares, Escrow Cash and Escrow Investments from the Escrow Fund in accordance with the terms of the memorandum.

                  (b) If no such agreement can be reached after good faith negotiation, either ESS or the Shareholders' Agent may, by written notice to the other, demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three arbitrators. Within fifteen (15) days after such written notice is sent, ESS and the Shareholders' Agent shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The decision of the arbitrators as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 10.4, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance with such decision.

                  (c) Judgement upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in Santa Clara or San Mateo County, California under the commercial rules then in effect of the American Arbitration Association. The non-prevailing party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative fee of the American Arbitration Association, and the expenses, including with limitation, attorneys' fees and costs, incurred by the other party to the arbitration.

         Section 10.9 Shareholders' Agent.

                  (a) Herbert Chang shall be constituted and appointed as agent ("SHAREHOLDERS' AGENT") for and on behalf of the Former Platform Shareholders to give and receive notices and communications, to authorize delivery to ESS of the Escrow Shares or other property from the Escrow Fund in satisfaction of claims by ESS, to object to such deliveries, to sell in the open market all or any portion of the Escrow Shares as instructed in writing by all of the Former Platform Shareholders, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Shareholders' Agent for the accomplishment of the foregoing. Such agency may be changed by the holders of a majority in interest of the Escrow Fund from time to time upon not less than ten
(10) days' prior written notice to ESS. No bond shall be required of the Shareholders' Agent, and the Shareholders' Agent shall receive no compensation for his services. Notices or communications to or from the Shareholders' Agent shall constitute notice to or from each of the Former Platform Shareholders.

                  (b) The Shareholders' Agent shall not be liable for any act done or omitted hereunder as Shareholders' Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Former Platform Shareholders shall severally and pro rata, in accordance with their Pro Rata Portion, indemnify the Shareholders' Agent and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Shareholders' Agent and arising out of or in connection with the acceptance or administration of his duties hereunder under this Agreement or the Escrow Agreement.

                  (c) The Shareholders' Agent shall have reasonable access to information about Platform and ESS and the reasonable assistance of Platform's and ESS' officers and employees for purposes of performing his duties and exercising his rights under this Article X, provided that the Shareholders' Agent shall treat confidentially and not disclose any nonpublic information from or about Platform or ESS to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

         Section 10.10 Actions of the Shareholders' Agent. A decision, act, consent or instruction of the Shareholders' Agent shall constitute a decision of all of the Former Platform Shareholders for whom shares of ESS Common Stock otherwise issuable to them are deposited in the Escrow Fund and shall be final, binding and conclusive upon each such Former Platform Shareholder, and the Escrow Agent and ESS may rely upon any decision, act, consent or instruction of the Shareholders' Agent as being the decision, act, consent or instruction of each and every such Former Platform Shareholder. The Escrow Agent and ESS are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholders' Agent.

         Section 10.11 Claims. In the event ESS becomes aware of a third-party claim which ESS believes may result in a demand against the Escrow Fund, ESS shall notify the

Shareholders' Agent of such claim, and the Shareholders' Agent and the Former Platform Shareholders for whom shares of ESS Common Stock otherwise issuable to them are deposited in the Escrow Fund shall be entitled, at their expense, to participate in any defense of such claim. ESS shall have the right in its sole discretion to settle any such claim; provided, however, that ESS may not affect the settlement of any such claim without the consent of the Shareholders' Agent, which consent shall not be unreasonably withheld; provided further that the Shareholder's Agent shall be permitted to settle any claim arising out of claims or assertions contained in the Notification Letter (including any legal fees relating thereto payable by the Former Platform Shareholders) for an amount up to the value of the assets remaining in the Escrow Fund; provided, further, any Damages consisting of legal fees relating thereto shall be paid 90% by the Escrow Fund and the Former Platform Shareholders and 10% by ESS. In the event that the Shareholders' Agent has consented to any such settlement, the Shareholders' Agent shall have no power or authority to object to the amount of any claim by ESS against the Escrow Fund for indemnity with respect to such settlement.

                                   ARTICLE XI

                                  MISCELLANEOUS

         Section 11.1 Survival of Representations and Covenants. All representations, warranties, covenants and agreements of Platform contained in this Agreement shall survive the Closing and any investigation at any time made by or on behalf of ESS until one year from the date of Closing; provided that claims arising out of or relating to any claim or assertion contained in the Notification Letter shall survive for two years from the date of Closing. If Escrow Shares or other assets are retained in the Escrow Fund beyond expiration of the period specified in the Escrow Agreement, then (notwithstanding the expiration of such time period) the representation, warranty, covenant or agreement applicable to such claim shall survive until, but only for purposes of, the resolution of the claim to which such retained Escrow Shares or other assets relate. All representations, warranties, covenants and agreements of ESS contained in this Agreement shall terminate as of the Effective Time, provided that the covenants and agreements contained in Sections 6.5 and 9.3 shall survive the Closing and shall continue in full force and effect.

         Section 11.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  with a copy to:

             (a)           if to ESS or Sub:
                           ESS Technology, Inc.
                           48401 Fremont Boulevard
                           Fremont, California  94538
                           Attention:  Chief Executive Officer
                           Telecopy No:  (510) 492-1163
                           Telephone No:  (510) 492-1088



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                  with a copy at the same address to the attention of the
                  Secretary and with a copy to:

                            Venture Law Group
                            A Professional Corporation
                            2800 Sand Hill Road
                            Menlo Park, California  94025
                            Attention:  Tae Hea Nahm
                            Telecopy No:  (415) 854-1121
                            Telephone No:  (415) 854-4488

             (b)             if to Platform, to:

                            Platform Technologies, Inc.
                            920 Hillview Court, Suite 170
                            Milpitas, California  95035
                            Attention:  President
                            Telecopy No:  (408) 934-9578
                            Telephone No:  (408) 934-9579

                  with a copy to:

                            Wilson, Sonsini, Goodrich & Rosati
                            Professional Corporation
                            650 Page Mill Road
                            Palo Alto, California  94304
                            Attention:  Francis Currie
                                        Carmen Chang
                            Telecopy No:  (415) 493-6811
                            Telephone No:  (415) 493-9300

         Section 11.3 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "INCLUDE," "INCLUDES" or "INCLUDING" are used in this Agreement they shall be deemed to be followed by the words "WITHOUT LIMITATION." The phrase "MADE AVAILABLE" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "THE DATE OF THIS AGREEMENT", "THE DATE HEREOF," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to April 27, 1997.

         Section 11.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become



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

effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

         Section 11.5 Entire Agreement; No Third Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein) and the Transaction Documents (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof or thereof, and (b) are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

         Section 11.6 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of California without regard to any applicable conflicts of law.

         Section 11.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

         Section 11.8 Amendment. This Agreement may be amended by the parties hereto, at any time before or after approval of matters presented in connection with the Merger by the Shareholders, but after any such shareholder approval, no amendment shall be made which by law requires the further approval of shareholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         Section 11.9 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or the other acts of the other parties hereto, (ii) waive any inaccuracies in the representations or warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.




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

         IN WITNESS WHEREOF, ESS, Sub and Platform have caused this First Amended and Restated Agreement and Plan of Reorganization to be signed by their respective officers thereunto duly authorized as of the date first written above.

PLATFORM TECHNOLOGIES, INC.                ESS TECHNOLOGY, INC.



By: /s/ PAUL TIEN                          By: /s/ FRED S.L. CHAN
    -------------                              ------------------
Title: President                           Title: President




                                           EP ACQUISITION CORPORATION



                                            By: /s/ FRED S.L. CHAN
                                                ------------------
                                            Title: President









                  [SIGNATURE PAGE TO FIRST AMENDED AND RESTATED
                      AGREEMENT AND PLAN OF REORGANIZATION]


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